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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NATURE'S SUNSHINE PRODUCTS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
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NATURE'S SUNSHINE PRODUCTS, INC.
2500 West Executive Parkway, Suite 100
Lehi, UT 84043

March 29, 2013

Dear Fellow Shareholder:

        You are cordially invited to attend the 2013 Annual Meeting of Shareholders of Nature's Sunshine Products, Inc., which will be held at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, on Wednesday, May 8, 2013 at 10:00 a.m. Mountain Daylight Time.

        The matters to be acted upon at the Annual Meeting are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. A copy of our Annual Report is also enclosed.

        Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting regardless of the number of shares you may hold. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.voteproxy.com. To limit printing and other expenses for the Company and its shareholders, shareholders will not receive a printed copy of the proxy materials unless they have previously made a permanent election to receive these materials in printed form. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

        Thank you for your continued support of Nature's Sunshine.

Sincerely,
/s/ MICHAEL D. DEAN Michael D. Dean Chief Executive Officer

NATURE'S SUNSHINE PRODUCTS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2013

To the Shareholders of Nature's Sunshine Products, Inc.:

        Notice is hereby given that the 2013 Annual Meeting of Shareholders (the "Annual Meeting") of Nature's Sunshine Products, Inc., a Utah corporation (the "Company"), will be held at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, on Wednesday, May 8, 2013 at 10:00 a.m. Mountain Daylight Time, for the following purposes, as more fully described in the proxy statement accompanying this notice:

  1.
  To approve amendments to the Articles of Incorporation to phase out the classified Board of Directors;

  2.
  To approve amendments to the Articles of Incorporation to eliminate the supermajority voting requirement with respect to the removal of directors and replace it with a majority voting standard;

  3.
  To approve amendments to the Articles of Incorporation to eliminate the supermajority voting requirement with respect to amendments to Article VI of the current Articles of Incorporation relating to the classified board, director removal and other director matters, and replace it with a majority voting standard;

  4.
  To elect two directors of the Company's Board of Directors (the "Board" or the "Board of Directors"). The Company intends to present for election the following two nominees, both of whom are current directors of the Company: Willem Mesdag and Jeffrey D. Watkins;

  5.
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013;

  6.
  To vote on an advisory resolution to approve the compensation of the Company's named executive officers; and

  7.
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

        Only shareholders of record as of the close of business on March 19, 2013 are entitled to receive notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

        You are cordially invited to attend the Annual Meeting in person. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting regardless of the number of shares you may hold. You may vote your shares by visiting the website http://www.voteproxy.com. To limit printing and other expenses for the Company and its shareholders, shareholders will not receive a printed copy of the proxy materials unless they have previously made a permanent election to receive these materials in printed form. For detailed information regarding voting instructions, please refer to the sections entitled "If I am a shareholder of record of Common Stock, how do I vote?" and "If I am a beneficial owner of shares held in street name, how do I vote?" beginning on page 2 of the accompanying proxy statement. If you attend the Annual Meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

By Order of the Board of Directors
/s/ JAMON A. JARVIS Jamon A. Jarvis
Lehi, Utah March 29, 2013	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2013 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2013

        The Proxy Statement, Proxy Card and Annual Report to Shareholders are available at
 http://www.naturessunshine.com/us/company/investing/sec.aspx.

NATURE'S SUNSHINE PRODUCTS, INC.

PROXY STATEMENT
FOR
2013 ANNUAL MEETING OF SHAREHOLDERS

Page
Questions and Answers about the 2013 Annual Meeting and this Proxy Statement	1
Introduction to Proposals One through Three: Approval of Amendments to the Articles of Incorporation	7
Proposal One: Approval of Amendments to the Articles of Incorporation to Phase Out the Classified Board of Directors	8
Proposal Two: Approval of Amendments to the Articles of Incorporation to Eliminate the Supermajority Voting Requirement with respect to the Removal of Directors	9
Proposal Three: Approval of Amendments to the Articles of Incorporation to Eliminate Supermajority Voting Requirement with respect to Amendments to Article VI of the Current Articles	10
Proposal Four: Election of Directors	11
Nominees to Serve as Directors	11
Continuing and other Directors	12
Corporate Governance	14
Director Independence	14
Board Committees	14
Board Structure and Risk Oversight	15
Board Meetings in Fiscal Year 2012	17
Annual Meeting Attendance	17
Communications with Directors	17
Code of Ethics	17
Director Compensation	18
Proposal Five: Ratification of Appointment of Independent Registered Public Accounting Firm	20
Fees Paid to Independent Registered Public Accounting Firm	20
Pre-Approval Policies and Procedures	20
Audit Committee Report*	21
Proposal Six: Advisory Resolution to Approve Executive Compensation	21
Security Ownership of Certain Beneficial Owners and Management	22
Changes in Control	25
Section 16(a) Beneficial Ownership Reporting Compliance	26
Executive Compensation	26
Compensation Discussion and Analysis	26
Compensation Committee Report*	36
Risk Assessment of Compensation Program	36
Executive Compensation	37
Grants of Plan-Based Awards in Fiscal Year 2012	39
Outstanding Equity Awards at Fiscal Year End	41
Option Exercises	42
Pension Benefits	43
Employment Agreements and Potential Payments upon a Change in Control	43
Potential Payments upon Termination	47
Potential Payment upon a Change in Control (No Termination of Employment)	47

i

Page
Equity Compensation Plans	48
Certain Relationships and Related Transactions	48
Householding of Proxy Materials	48

*
These items are not considered proxy solicitation materials and are not deemed filed with the Securities and Exchange Commission.

ii

PROXY STATEMENT
FOR
2013 ANNUAL MEETING OF SHAREHOLDERS

        The enclosed proxy is solicited on behalf of the Board of Directors of Nature's Sunshine Products, Inc., a Utah corporation, for use at the 2013 Annual Meeting of Shareholders (the "Annual Meeting") to be held on Wednesday, May 8, 2013 and at any adjournment or postponement thereof. The Annual Meeting will be held at 10:00 a.m. Mountain Daylight Time at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The proxy solicitation materials are being sent on or about March 29, 2013 to our shareholders entitled to vote at the Annual Meeting. In this proxy statement, "Nature's Sunshine," the "Company," "we," "us" and "our" refer to Nature's Sunshine Products, Inc.

        Pursuant to rules of the United States Securities and Exchange Commission (the "SEC"), we are providing our shareholders with access to our Notice of Annual Meeting of Shareholders, Proxy Statement and proxy card (referred to as the "proxy materials") and Annual Report for the year ended December 31, 2012 (referred to as the "Annual Report") over the internet. Because you received by mail a Notice Regarding the Availability of Proxy Materials, including a notice of Annual Meeting of Shareholders (referred to as the "Notice"), you will not receive a printed copy of the proxy materials unless you have previously made a permanent election to receive these materials in printed form. Instead, all shareholders will have the ability to access the proxy materials and Annual Report by visiting the website at http://www.voteproxy.com. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found on the Notice. In addition, all shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THE 2013 ANNUAL MEETING
AND THIS PROXY STATEMENT

What is the purpose of the Annual Meeting?

        At the Annual Meeting, shareholders will vote on the following three proposals, which are summarized in the preceding notice and described in more detail beginning on page 6 of this proxy statement:

  •
  To approve amendments to the Articles of Incorporation to phase out the classified Board of Directors (Proposal One);

  •
  To approve amendments to the Articles of Incorporation to eliminate the supermajority voting requirement with respect to the removal of directors (Proposal Two) and replace it with a majority voting standard;

  •
  To approve amendments to the Articles of Incorporation to eliminate the supermajority voting requirement with respect to amendments to Article VI of the current Articles of Incorporation relating to the classified board, director removal and other director matters (Proposal Three) and replace it with a majority voting standard;

  •
  To elect two directors of the Company's Board of Directors (the "Board") (Proposal Four);

  •
  To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal Five);

  •
  To vote on an advisory resolution to approve the compensation of the Company's named executive officers (Proposal Six); and

  •
  To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

What are the Board's voting recommendations?

        Our Board of Directors recommends that you vote your shares:

  •
  FOR the proposal to amend the Articles of Incorporation to phase out the classified Board of Directors (Proposal One);

  •
  FOR the proposal to amend the Articles of Incorporation to eliminate the supermajority voting requirement with respect to the removal of directors (Proposal Two) and replace it with a majority voting standard;

  •
  FOR the proposal to amend the Articles of Incorporation to eliminate the supermajority voting requirement with respect to amendments to Article VI of the current Articles of Incorporation relating to classified board, director removal and other director matters (Proposal Three) and replace it with a majority voting standard;

  •
  FOR each of the two director nominees to the Board (Proposal Four);

  •
  FOR the proposal to appoint Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013 (Proposal Five); and

  •
  FOR the advisory (non-binding) resolution to approve the compensation of the Company's named executive officers (Proposal Six).

Where are the Company's principal executive offices located, and what is the Company's main telephone number?

        The Company's principal executive offices are currently located at 2500 West Executive Parkway, Suite 100, Lehi, UT 84043. The Company's main telephone number is (801) 341-7900.

Who is entitled to vote at the Annual Meeting?

        The record date for the Annual Meeting is March 19, 2013. Only shareholders of record at the close of business on that date are entitled to vote at the Annual Meeting. As of March 19, 2013, 15,853,760 shares of our Common Stock, no par value per share, were outstanding and entitled to vote.

        A list of shareholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

How many votes do I have?

        Each holder of Common Stock on the record date is entitled to one vote per share held. As a result, a total of 15,853,760 votes may be cast on each matter at the Annual Meeting.

 What is the difference between a shareholder of record and a beneficial owner of shares held in street name?

        Shareholder of Record.    If your shares are registered directly in your name with the Company's transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares.

        Beneficial Owner of Shares Held in Street Name.    If your shares are held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in "street name." The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

If I am a shareholder of record of Common Stock, how do I vote?

        If you are a shareholder of record, you may vote using the internet, by telephone, or (if you received printed proxy materials) by mailing a completed proxy card. To vote by mailing a proxy card, please sign and return the enclosed proxy card in the enclosed prepaid and self-addressed envelope and your shares will be voted at the Annual Meeting in the manner you directed. The instructions for voting using the internet or telephone are set forth in the Notice. You may also vote your shares in person at the Annual Meeting. If you are a shareholder of record, you may request a ballot at the Annual Meeting.

If I am a beneficial owner of shares held in street name, how do I vote?

        If you are the beneficial owner of shares held in street name, you will receive instructions from the brokerage firm, bank, broker-dealer or other similar organization (the "record holder") that must be followed for the record holder to vote your shares per your instructions. Please complete and return the voting instruction card in the self-addressed postage paid envelope provided. Please also check with your record holder to see if you are eligible to vote your shares over the internet or by telephone.

        If your shares are held in street name and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from the record holder and bring it with you to the meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What is a quorum?

        A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting, either in person or by proxy, of holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum. Accordingly, shares representing 7,926,881 votes must be present, in person or by proxy, at the Annual Meeting to constitute a quorum. Abstentions and "broker non-votes" will be counted for the purpose of determining whether a quorum is present for the transaction of business.

        If a quorum is not present, the Annual Meeting will be adjourned until a quorum is obtained.

What is a broker non-vote?

        If you are a beneficial owner of shares held in street name and do not provide the record holder with specific voting instructions, the record holder may generally vote on specified routine matters but cannot vote on non-routine matters. If the record holder does not receive instructions from you on how to vote your shares on a non-routine matter, the record holder will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a "broker non-vote." In the Annual Meeting, each of Proposal One (elimination of classified board), Proposal Two (elimination of supermajority vote for director removal), Proposal Three (elimination of supermajority vote for amending Article VI of Articles of Incorporation), Proposal Four (election of Directors), and Proposal Six (advisory vote on executive compensation) is considered a non-routine matter on which brokers are not empowered to vote. Accordingly, there may be broker non-votes on these proposals.

What vote is required for each item?

        Approval of Proposal One requires the affirmative vote of three-fourths (75%) of the total outstanding shares of our Common Stock. Abstentions and broker non-votes will count as votes AGAINST the proposal.

        Approval of Proposal Two requires the affirmative vote of three-fourths (75%) of the total outstanding shares of our Common Stock. Abstentions and broker non-votes will count as votes AGAINST the proposal.

        Approval of Proposal Three requires the affirmative vote of three-fourths (75%) of the total outstanding shares of our Common Stock. Abstentions and broker non-votes will count as votes AGAINST the proposal.

        For Proposal Four, directors are elected by a plurality of the votes cast by the shares entitled to vote at the Annual Meeting. Accordingly, the two nominees receiving the highest number of votes cast will be elected as directors. Abstentions will have no effect on the outcome of the election of candidates for director. Broker non-votes will have no effect on Proposal Four. Should any nominee become unavailable to serve before the Annual Meeting, the proxies will be voted by the proxy holders for such other person as may be designated by our Board of Directors or for such lesser number of nominees as may be prescribed by the Board of Directors. Votes cast for the election of any nominee who has become unavailable will be disregarded.

        Approval of Proposal Five requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. Abstention will have no effect on the outcome of Proposal Five. The ratification of an independent registered public accounting firm is a matter on which a broker is generally empowered to vote. Accordingly, no broker non-votes are expected to exist in connection with Proposal Five.

        The approval of Proposal Six of an advisory resolution on the compensation of the named executive officers requires the votes cast in favor of the proposal to exceed the votes cast against such proposal. However, Proposal Six is only advisory and the outcome of the votes is not binding on the Company and the Board of Directors. Accordingly, abstention and broker non-votes will have no effect on the outcome of Proposal Six.

What happens if I do not give specific voting instructions?

        If you are a shareholder of record and you submit your proxy, but do not specify in your proxy instructions how the shares represented thereby are to be voted, your shares will be voted in the manner recommended by the Board on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

        If you are a beneficial owner of shares held in street name and you do not specify how the shares represented thereby are to be voted, your broker may generally exercise its discretionary authority to vote your shares on routine matters (Proposal Five), but your broker will not be permitted to vote your shares with respect to non-routine matters (Proposals One, Two Three, Four and Six). See also above for an explanation of "broker non-votes."

        Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy will give authority to the Board to vote on such matters at their discretion.

What if I receive more than one set of proxy materials, proxy card or voting instruction form?

        If you receive more than one set of proxy materials, proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please vote your shares held in each account to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

        All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. If your proxy is properly submitted, the shares represented thereby will be voted at the Annual Meeting in accordance with your instructions.

Can I change my vote after I have voted?

        If you are a shareholder of record, you may revoke or change your vote at any time before the Annual Meeting by filing a notice of revocation or another proxy card with a later date with the Corporate Secretary at Nature's Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, or by submitting a new vote via internet or telephone. All voting revocations or changes must be received by the Corporate Secretary prior to the Annual Meeting to be valid. If you are a shareholder of record and attend the Annual Meeting and vote by ballot, any proxy that you submitted previously to vote the same shares will be revoked automatically and only your vote at the Annual Meeting will be counted.

        If you are a beneficial owner of shares held in street name, you should contact your record holder to obtain instructions if you wish to revoke or change your vote before the Annual Meeting. Please note, however, that if your shares are held in street name, your vote in person at the Annual Meeting will not be effective unless you have obtained and present a legal proxy issued in your name from your record holder.

Where can I find the voting results of the Annual Meeting?

        The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the inspector of election and published in the Company's Report on Form 8-K following the Annual Meeting, which the Company is required to file with the Securities and Exchange Commission ("SEC") within four days of the event.

How and when may I submit a shareholder proposal for the 2014 Annual Meeting of Shareholders?

        In the event that a shareholder wishes to submit a proposal to be considered for presentation at the 2014 Annual Meeting of Shareholders and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than November 28, 2013. If the 2014 Annual Meeting of Shareholders is held on a date more than thirty calendar days from May 8, 2014, a shareholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation materials. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act. In addition, the proxy solicited by the Board for the 2014 Annual Meeting will confer discretionary authority to vote on any shareholder proposal presented at that meeting, if we do not receive notice of such proposal prior to March 9, 2014.

        If a shareholder wishes to present a proposal at our 2014 annual meeting of shareholders and the proposal is not intended to be included in our proxy statement relating to the 2014 annual meeting, the shareholder must give advance notice to us prior to the deadline (the "Bylaw Deadline") for the annual meeting determined in accordance with our amended and restated bylaws ("Bylaws"). Under our bylaws, in order to be deemed properly presented, the notice of a proposal must be delivered to our Corporate Secretary no later than March 9, 2014, and no earlier than February 7, 2014, which dates are sixtieth (60th) day and ninetieth (90th) day, respectively, prior to the anniversary of the date of this year's annual meeting.

        However, if we determine to change the date of the 2014 annual meeting so that it occurs more than 30 days prior to, or more than 30 days after, May 8, 2014, shareholder proposals intended for presentation at the 2014 annual meeting, but not intended to be included in our proxy statement relating to the 2014 annual meeting, must be received by our Corporate Secretary no earlier than the ninetieth (90th) day prior to such annual meeting and no later than the (i) sixtieth (60th) day prior to such annual meeting or (ii) the tenth (10th) day following the day on which public disclosure of the date of the annual meeting is made by the Company, whichever occurs later (the "Alternate Date"). If a shareholder gives notice of such proposal after the Bylaw Deadline (or the Alternate Date, if applicable), the shareholder will not be permitted to present the proposal to the shareholders for a vote at the 2014 annual meeting. All shareholder proposals must comply with the requirements of our Bylaws.

        To forward any shareholder proposals or notices of proposals or to receive a copy of our Bylaws, you can write to the Corporate Secretary at Nature's Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043.

Who will bear the cost of soliciting proxies?

        The Company will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing, and mailing of this proxy statement, the proxy card and any additional solicitation materials furnished to shareholders. Copies of solicitation materials will be furnished to brokerage firms, banks, broker-dealers or other similar organizations holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees, and we will reimburse any reasonable expenses incurred for that purpose. No additional compensation will be paid to those individuals for any such services.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

 INTRODUCTION TO PROPOSALS ONE THROUGH THREE:
APPROVAL OF AMENDMENTS TO ARTICLES OF INCORPORATION

General

        Our Amended and Restated Articles of Incorporation (the "Articles" or "Articles of Incorporation") were filed on November 9, 2009. Our Articles currently provide for a classified Board of Directors consisting of three staggered classes of directors, as equal in number as possible. Additionally, our Articles currently provide that our directors may only be removed for cause by the vote of 75% of our shares then entitled to vote at an election of directors. Finally, our Articles currently provide that Article VI of our Articles (which governs the election and removal of our directors and other director related matters) cannot be amended without the affirmative vote of at least 75% of our shares then issued and outstanding and entitled to vote on the amendment. The Board of Directors believes it is in the best interests of our Company and the shareholders to amend the Articles to phase out the classification of the Board of Directors and provide instead for the annual election of directors and also to eliminate the supermajority voting standards related to removal of directors and amendments to Article VI of our Articles.

        Proponents of declassified boards and the elimination of supermajority voting requirements with respect to the removal of directors assert that directors are more accountable to shareholders when directors are elected annually and can be more easily removed by the shareholders. The Board of Directors believes that adopting the proposed changes to our Articles will support our ongoing efforts to adopt certain corporate governance policies that are considered to be "best practices" or shareholder friendly. A classified board structure and a supermajority voting requirement with respect to the removal of directors are also considered "anti-takeover" provisions that may limit the ability of a third party to gain control of a target entity.

Description of the Amendments

        Proposal One is being submitted for shareholder approval to amend our Articles to phase out the classification of the Board of Directors and provide instead for the annual election of directors. Proposal Two is being submitted for shareholder approval to amend our Articles to allow directors to be removed for cause with the affirmative vote of at least a majority, rather than 75%, of the shares then entitled to vote at an election of directors. Proposal Three is being submitted for shareholder approval to amend our Articles to remove the prohibition with respect to amendments to Article VI of our Articles without the affirmative vote of at least 75% of our shares then issued and outstanding and entitled to vote on the amendment and to replace that with a majority voting standard. You will have an opportunity to vote separately on each of the proposed amendments to our Articles. This approach will allow you to consider and vote on each proposal so that any and all amendments approved by the holders of the required number of shares of Common Stock may be implemented. If these proposals are approved, the Board of Directors intends to amend certain corresponding provisions of the Company's Bylaws, which will be necessary to effect fully the changes contemplated by the proposals. The complete text of each of the proposed amendments to the Articles appears in the proposal related to that amendment. You are urged to read the complete text of each proposed amendment, as the discussion of the proposed amendments is qualified in its entirety by reference to the text of each proposed amendment.

Effectiveness of the Amendments

        Each of the proposed amendments requires shareholder approval. Each proposed amendment that is approved by the requisite vote of the shareholders will become effective on the date that we file an amendment to the Articles with the Utah Division of Corporations and Commercial Code. We intend to complete these filings immediately following the Annual Meeting. Any proposed amendment which is not approved by the requisite vote of the shareholders will not be enacted.

PROPOSAL ONE:
APPROVAL OF AMENDMENTS TO THE ARTICLES OF INCORPORATION TO PHASE OUT THE
CLASSIFIED BOARD OF DIRECTORS

        Our Board of Directors is requesting that the shareholders approve amendments to the Articles that will phase out the classification of the Board of Directors and provide instead for the annual election of all directors.

Purpose and Effect of the Proposed Amendments

        The Board of Directors took into consideration arguments in favor and against continuation of the classified board and determined that it is in the Company's best interests to declassify its Board of Directors. During its review, the Board considered the advantages of maintaining a classified board in light of our current circumstances, including that a classified board may promote continuity and stability and provide protection against certain abusive takeover tactics. While the Board believes that these are important considerations, the Board also considered potential advantages of declassification in light of our current circumstances, including the ability of shareholders to evaluate our directors annually. Annually elected boards are perceived by many institutional shareholders as increasing the accountability of directors to such shareholders. After carefully weighing all of these considerations, the Board approved the proposal to declassify our board.

        Our current Articles provide for a classified Board of Directors consisting of three staggered classes of directors, as equal in number as possible. Shareholders generally will elect a portion of our Board of Directors each year to serve until the third annual meeting of shareholders following the annual meeting in which they are elected. A director elected by the Board of Directors to fill a vacancy in a class will serve until the completion of the term of the director he or she succeeds.

        The proposed amendments would alter the second paragraph of Article VI of the current Articles as follows:

    ~~The Board of Directors shall be divided into three classes as nearly equal in number as may be feasible hereby designated as Class I Class II and Class III with the term of office of one class expiring at each annual meeting. Each director shall be elected to serve a term ending at the third annual meeting of shareholders following the annual meeting of shareholders at which such director was elected or until his or her earlier death, resignation or removal provided, however, that (i) the directors in Class I at the time of the effectiveness of these Restated Articles shall serve for a term ending on the Corporation's first annual meeting of shareholders following the effectiveness of these Restated Articles, (ii) the directors in Class II at the time of the effectiveness of these Restated Articles shall serve for a term ending on the Corporation's second annual meeting of shareholders following the effectiveness of these Restated Articles and (iii) the directors in Class III at the time of the effectiveness of these Restated Articles shall serve for a term ending on the Corporation's third annual meeting of shareholders following the effectiveness of these Restated Articles~~ All directors elected by shareholders at and after the 2013 annual meeting of shareholders shall hold office until the next annual meeting of shareholders. Directors whose terms do not expire at the 2013 annual meeting of shareholders shall hold office until the annual meeting for the year in which the director's term expires. When a vacancy on the Board of Directors is filled, the director chosen to fill that vacancy shall ~~complete the term of the director he or she succeeds (or shall complete the term of the class of directors in which the new directorship was created)~~ serve until the next annual meeting of shareholders. Notwithstanding the foregoing, each director shall hold office until his or her successor shall have been elected and qualified or until such director's earlier death, resignation or removal. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of such director's term of office. ~~When the number of directors is changed, each director then serving as such shallnevertheless continue as a director of the class of which he or she is a member until the expiration of his or her current term and any newly created directorships or any decrease in directorships shall be so assigned among the classes by a majority of the directors then in office though less than a quorum as to make all classes as nearly equal in number as may be feasible.~~

        If the declassification amendments are approved by the shareholders at the meeting, the current classified Board will be declassified over a two-year period, as follows:

  •
  current Class I directors will be elected for a one-year term, and will stand for re-election at our 2014 annual shareholder meeting,

  •
  current Class II directors previously elected in 2011 will serve out their current three-year terms, and stand for election to a one-year term at our 2014 annual shareholder meeting,

  •
  current Class III directors previously elected in 2012 will serve out their current three-year terms, and stand for election to a one-year term at our 2015 annual shareholder meeting, and

  •
  any other director appointed by the Board after the annual meeting will be appointed for an initial term expiring at the next annual shareholder meeting.

Accordingly, our Board will be fully declassified commencing with the 2015 annual shareholder meeting.

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR the proposal to amend the Articles to phase out the classified Board of Directors.

 PROPOSAL TWO:
APPROVAL OF AMENDMENTS TO THE ARTICLES OF INCORPORATION TO ELIMINATE
SUPERMAJORITY VOTING REQUIREMENT WITH RESPECT TO REMOVAL OF DIRECTORS

        Our Board of Directors is requesting that the shareholders approve amendments to the Articles that will eliminate the supermajority voting requirement with respect to removal of directors for cause and replace it with a majority voting standard.

Purpose and Effect of the Proposed Amendments

        Our Articles currently provide that our directors may only be removed for cause by the vote of 75% of the shares then entitled to vote at a meeting of shareholders for an election of directors. This proposal eliminates the 75% requirement and replaces it with a majority voting standard. This change will make it easier for shareholders to remove directors of the Company for cause. This change further coincides with the declassification of our Board of Directors to ensure accountability between directors and shareholders. Moreover, by eliminating the supermajority vote, we ensure that the will of a majority of our shareholders is controlling with respect to director retention.

        The proposed amendments would alter the third paragraph of Article VI of the current Articles as follows:

    The shareholders may remove one or more directors at a meeting called for that purpose if notice has been given that a purpose of the meeting is such removal. Notwithstanding the preceding sentence, directors may only be removed for cause and for the affirmative vote of at least ~~three-fourths (75%)~~ a majority of the shares then entitled to vote at an election of directors.

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR the proposal to amend the Articles to eliminate the supermajority voting requirement with respect to removal of directors for cause and replace it with a majority voting standard.

 PROPOSAL THREE:
APPROVAL OF AMENDMENTS TO THE ARTICLES OF INCORPORATION TO ELIMINATE
SUPERMAJORITY VOTING REQUIREMENT WITH RESPECT TO AMENDMENTS TO
ARTICLE VI OF THE CURRENT ARTICLES

        Our Board of Directors is requesting that the shareholders approve amendments to the Articles that will eliminate the supermajority voting requirement with respect to amendments to Article VI of the current Articles and adopt a majority voting standard.

Purpose and Effect of the Proposed Amendments

        Our Articles currently provide that Article VI of our Articles cannot be amended without the affirmative vote of at least 75% of our shares then issued and outstanding and entitled to vote on the amendment. This provision of our current Articles was originally intended to, among other things, prevent a simple majority of our shareholders from eliminating the classified board structure, lowering the vote required to remove directors for cause, or make other changes to other matters concerning our directors set forth in Article VI of our Articles. Because we are currently proposing amendments to the Articles to phase out the classified board structure and eliminate the supermajority voting requirement with respect to removal of directors for cause, our Board of Directors has determined it is appropriate to also amend our Articles so that Article VI of our Articles may in the future be amended by the affirmative vote of the holders of at least a majority of our shares then outstanding and entitled to vote on the amendment. Article VI also addresses several other director related matters, including providing the Board with the authority to (i) appoint a director to fill a vacancy and (ii) fix the number of directors on the Board from time to time. As a result of the proposed amendment, any of these provisions could be amended by the affirmative vote of the holders of at least a majority of our shares then outstanding and entitled to vote on the amendment. A full text of Article VI can be found in a copy of our Articles, which was filed with the SEC as an exhibit to our Quarterly Report on Form 10-Q on November 9, 2009.

        The proposed amendments would alter Article IX of the current Articles as follows:

    The Corporation reserves the right to amend these Restated Articles in any manner provided herein or permitted by the Revised Act, and all rights and powers, if any, conferred herein on shareholders, directors and officers are subject to the reserved power. Notwithstanding the foregoing, without the affirmative vote of the holders of record of a majority of the Corporation's shares then outstanding and entitled to vote on the amendment, the Corporation shall not alter, amend or repeal Article VI, Article VII, Article VIII or Article IX. ~~Notwithstanding anything to the contrary in these Restated Articles, Article VI shall not be subject to amendment or repeal either directly or through or by amendment of this Article IX without the affirmative vote of the holders of record of at least three-fourths (75%) of the Corporation's shares then issued and outstanding and entitled to vote on the amendment.~~

 Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR the proposal to amend the Articles to eliminate the supermajority voting requirement with respect to amendments to Article VI of the current Articles.

 PROPOSAL FOUR:
ELECTION OF DIRECTORS

General

        Directors are elected at annual meetings of shareholders. Our Articles of Incorporation currently provide for a classified Board of Directors consisting of three staggered classes of directors, as equal in number as possible. Under our current Articles of Incorporation, shareholders generally will elect a portion of our Board of Directors each year to serve until the third annual meeting of shareholders following the annual meeting in which they are elected. A director elected by the Board of Directors to fill a vacancy in a class will serve until the completion of the term of the director he or she succeeds.

        On March 6, 2013, we announced that Michael D. Dean has resigned as the Chief Executive Officer and Director of the Company, effective March 31, 2013. Also, on March 6, 2013, our Board of Directors appointed Gregory L. Probert, the Executive Chairman of the Board of Directors, as the Interim Chief Executive Officer of the Company, effective April 1, 2013.

Nominees to Serve as Directors

        The current members of the Board of Directors, who are nominees for election to the Board, are as follows:

Name	Age	Position	Director Since
Willem Mesdag	59	Class I Director, Lead Independent Director	2009
Jeffrey D. Watkins	52	Class I Director	2009

        If Proposal One, which would phase out the classification of our Board of Directors and provide instead for the annual election of directors, is approved by the requisite vote of shareholders, then the directors elected at the Annual Meeting shall be elected for a one-year term expiring at our next annual meeting of shareholders, which is expected to occur in 2014. If Proposal One is approved by the requisite vote of shareholders, a director elected by the Board of Directors to fill a vacancy will serve until the next annual meeting of shareholders. If Proposal One is not approved by the requisite vote of shareholders, then the directors elected at the Annual Meeting will be elected as Class I Directors for a three-year term expiring at the 2016 annual meeting of shareholders.

        The principal occupations and business experience, for at least the past five years, of each nominee for election to the Board as Directors are as follows:

        Willem Mesdag.    Mr. Mesdag is the Managing Partner of Red Mountain Capital Partners LLC, an investment firm based in Los Angeles, California. Prior to founding Red Mountain in 2002, Mr. Mesdag was a Partner and Managing Director of Goldman, Sachs & Co., which he joined in 1981 from Ballard, Spahr, Andrews & Ingersoll where he was a securities lawyer. He currently serves on the Boards of 3i Group plc, and Encore Capital Group Inc. Mr. Mesdag received his J.D. from the Cornell Law School in 1978 and his B.A. from Northwestern University in 1974. Having had an extensive career in international investment banking and finance and having served on the boards of a number of U.S. and European public companies, Mr. Mesdag brings to the Board significant expertise related to business and financial issues.

        Jeffrey D. Watkins.    Mr. Watkins is currently the President of Prescott Group Capital Management, LLC, a registered investment advisor, and serves as the co-manager of the Prescott Mid Cap, L.P. Mr. Watkins formerly served as a Director of Annuity and Life Re, Ltd., from 2003 until October 2009, and as a Director of Carreker Corporation, a bank consulting company, from March 2006 until April 2007. Prior to joining Prescott in July 2001, Mr. Watkins served for 18 years as a portfolio manager for Capital Advisors, Inc., a registered investment advisor. Mr. Watkins received his B.S.B.A. from the University of Tulsa in 1983. As a result of these and other professional experiences, Mr. Watkins possesses particular knowledge and experience in finance and capital structure, which strengthens the Board's collective qualifications, skills and experience.

Continuing and Other Directors

        Our other current Directors are as follows:

Name	Age	Position	Director Since
Michael D. Dean	49	Class II Director, Chief Executive Officer(1)(3)	2009
Robert B. Mercer	61	Class II Director(1)	2010
Gregory L. Probert	56	Class II Director, Executive Chairman(1)(3)	2011
Albert R. Dowden	71	Class III Director(2)	2009
Mark R. Genender	48	Class III Director(2)	2011
Kristine F. Hughes	74	Class III Director, Executive Vice Chairperson(2)	1980

(1)
Term to expire at the 2014 Annual Meeting of the Shareholders

(2)
Term to expire at the 2015 Annual Meeting of the Shareholders

(3)
On March 6, 2013, we announced that Michael D. Dean has resigned as the Chief Executive Officer and Director of the Company, effective March 31, 2013. Also, on March 6, 2013, our Board of Directors appointed Gregory L. Probert as the Interim Chief Executive Officer of the Company, effective April 1, 2013.

        The principal occupations and business experience, for at least the past five years, of each continuing director after the Annual Meeting is as follows:

        Robert B. Mercer.    Mr. Mercer served as Vice President Dealer Operations for Mazda North America from May 2007 until February 2009 and as Vice President, General Counsel and Secretary for Mazda North America from November 2002 until May 2007, a position he also held with Volvo North America for approximately 20 years prior. While at Mazda, Mr. Mercer was a member of its Executive and Audit Committees, and was also responsible for Internal Audit. He has been elected to several corporate and charitable boards and currently serves as a member of the Board of Visitors of Duke Medicine, and as a Board of Director member of the Utah Chapter of Juvenile Diabetes Research Foundation. Mr. Mercer received his J.D. from the University of Maryland School of Law in 1976 and his B.A. from Duke University in 1973. Mr. Mercer brings significant operational, legal and corporate governance experience to the Board, including experience with public, consumer-oriented companies, which supplements the Board's skills in these key areas.

        Gregory L. Probert.    Mr. Probert has served as the Executive Chairman of the Board of Directors since January 2013. On March 6, 2013, he was appointed to serve as our Interim Chief Executive Officer effective April 1, 2013. He served as the Executive Vice Chairman of the Board of Directors from June 2011 to December 2012, and he served as an independent consultant to the Company from September 2010 to June 2011. Previously, he was Chairman of the Board and Chief Executive Officer of Penta Water Company from 2008, President and Chief Operating Officer of Herbalife International of America from 2003 to 2008, Chief Executive Officer of DMX Music from 2001 to 2003. Prior to that, he held various senior positions at the Walt Disney Company from 1988. Mr. Probert received his B.A. from the University of Southern California in 1979. Mr. Probert brings to our Board significant direct selling experience, as well as extensive leadership and operational management skills in global consumer-oriented businesses, which strengthens the Board's aptitude in these key areas.

        Albert R. Dowden.    Mr. Dowden serves as a director of the Invesco Mutual Funds, various Reich & Tang mutual funds, and as a director of Homeowners of America Holding Corporation and Homeowners of America Insurance. Mr. Dowden is a founder and has served as managing director of The Boss Group, a Houston based private investment and management firm, since 2004. Mr. Dowden has previously served as a director of The Hertz Corporation, Volvo Group North America, Magellan Insurance Co., Genmar, National Media Corp. and CompuDyne Corp. Prior to these positions, Mr. Dowden served as President and Chief Executive Officer of Volvo Group North America, Inc. and Senior Vice President of its Swedish parent company, AB Volvo until 1998. Prior to joining Volvo in 1974 as General Counsel to its North American operations, he practiced law with the New York based international law firm of Rogers & Wells (now Clifford Chance). Mr. Dowden received his J.D. from New York University School of Law in 1966 and his B.A. from Middlebury College in 1963. Mr. Dowden's extensive operational, legal and corporate governance experience involving consumer-oriented public companies enhances the Board's knowledge and skill in these key areas.

        Mark R. Genender.    Mr. Genender is a Senior Managing Director in the principal investment area of Guggenheim Partners LLC, based in Santa Monica, California. Prior to joining Guggenheim Partners in February 2013, he was a Partner in Red Mountain Capital Partners LLC which he joined in 2011, a Managing Director in the Retail and Consumer Group at the Carlyle Group which he joined in 2010, and co-founded and was a Managing Director at Star Avenue Capital, a consumer growth equity vehicle which he formed in 2008. From 1996 to 2008, Mr. Genender was a Managing Director at Fenway Partners, LLC, both in New York and later in Los Angeles. Previous to Fenway, Mr. Genender held senior sales and marketing positions with Nabisco Holdings Inc. and PepsiCo Inc., and served as a Financial Analyst in the M&A department with Goldman, Sachs & Co. in London and New York. Mr. Genender received his M.B.A from INSEAD in 1991 and his A.B. from Princeton University in 1987. Mr. Genender's broad operational, financial and marketing experience, particularly with consumer-oriented companies, strengthens the Board's aptitude and collective qualifications in these areas of particular relevance to the Company.

        Kristine F. Hughes.    Ms. Hughes has served as the Vice Chairperson of our Board of Directors since January 2013. Previously, she served as the Chairperson of our Board of Directors from December 1984 to December 2012. She was a co-founder in 1972 of Hughes Development Corporation, a predecessor of our Company, and has served as an officer or director of our Company and its predecessors since 1980. Ms. Hughes is the spouse of Eugene L. Hughes, one of our founders and a director emeritus. Ms. Hughes' extensive experience as a co-founder, senior officer and member of the Board of Directors provides her with industry-specific management and governance knowledge and skills that strengthen the Board's collective qualifications, skills and experience.

        Other Director not continuing after the Annual Meeting:

        Michael D. Dean.    Mr. Dean is the Chief Executive Officer of our Company and serves as a member of the Company's Board of Directors. On March 6, 2013, we announced that Mr. Dean resigned as the Chief Executive Officer and Director of the Company, effective March 31, 2013. He has served as a member of our Board of Directors since May 2009. Prior to his appointment as President and Chief Executive Officer in July 2010, he served as the Chief Executive Officer of Mediaur Technologies from 2003 to 2010. Previously, he was Executive Vice President of ABC Cable Networks, Senior Vice President of Corporate Strategic Planning and Development at the Walt Disney Company and a strategy consultant with Bain & Company. Mr. Dean received his B.A. in Business Administration from the University of California, Berkeley in 1986 and his M.B.A. from Harvard

Business School in 1992. As a result of these and other professional experiences, Mr. Dean brings to our Board of Directors significant leadership and operational management skills combined with significant experience in global, consumer-oriented businesses.

CORPORATE GOVERNANCE

Director Independence

        The Board of Directors has determined that all of its current directors and nominees for election at the Annual Meeting, except Mr. Dean, Mr. Probert and Ms. Hughes, are independent directors under the current standards for "independence" established by NASDAQ. In making this determination, our Board considered Mr. Mesdag's affiliation with Red Mountain Capital Management, Inc., one of our shareholders, Mr. Watkins' affiliation with Prescott Group Capital Management, LLC, one of our shareholders, and Mr. Genender's prior relationship with Red Mountain Capital Management, Inc.

Board Committees

        The Board of Directors has three standing committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Each standing committee operates under a written charter adopted by the Board. You can access the current committee charters on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Lehi, Utah 84043.

        The Board has determined that the committee chairs and members are independent under the current standards for "independence" established by NASDAQ. The current members of the committees are identified in the table below.

Director	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Albert R. Dowden	x		Chair
Mark R. Genender	x	Chair
Robert B. Mercer	Chair	x	x
Willem Mesdag			x
Jeffrey D. Watkins		x	x

        The Audit Committee.    The Audit Committee oversees our financial statements, preparation process and related compliance matters and performance of the internal audit function. The Committee is also responsible for engagement and oversight of our independent registered public accounting firm and reviews the adequacy and effectiveness of our internal control system and procedures. Our Board of Directors has determined that each current member of our Audit Committee is an audit committee financial expert, as that term is defined in Item 407(d)(5)(ii) of Regulation S-K promulgated by the SEC.

        The Compensation Committee.    The Compensation Committee reviews compensation policies applicable to executive officers and board members, establishes the compensation to be paid to our Chief Executive Officer and Executive Chairman, determines the compensation and benefits of all Directors on the Board. The Chief Executive Officer makes recommendations to our Compensation Committee with respect to the compensation of our other executive officers, and the Compensation Committee considers such recommendations in establishing the officers' compensation. The Compensation Committee establishes the compensation to be paid to our Chief Executive Officer without input from the Chief Executive Officer. At the discretion of the Committee, compensation packages for the Chief Executive Officer, when appropriate, are submitted to the Board of Directors for final approval. In addition, the Compensation Committee evaluates the performance of our executive officers versus agreed upon objectives and administers or makes recommendations to the Board with respect to the administration of the Company's equity-based and other incentive compensation plans.

        The Compensation Committee is authorized to engage independent compensation consultants and other professionals to assist in the design, formulation, analysis and implementation of compensation programs for the Company's executive officers and other key employees. The Compensation Committee retained the services of F.W. Cook, a leading compensation consulting firm, to provide advice and recommendations regarding the Company's executive compensation programs, including equity compensation practices and cash compensation structure for executive officers. F.W. Cook also provides advice to the Compensation Committee with respect to the compensation and benefits of Directors of the Board.

        The Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors about the size of the Board or any of its committees, identifies and recommends candidates for the Board and committee membership, evaluates nominations received from shareholders, and develops and recommends to the Board corporate governance principles applicable to our Company. In selecting or recommending candidates, the Nominating and Corporate Governance Committee takes into consideration any criteria approved by the Board, which may be set forth in any corporate governance guidelines adopted by the Board and such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any of its committees.

        The Nominating and Corporate Governance Committee may also consider director candidates proposed by management and by shareholders of the Company. Recommendations for consideration by the Nominating and Corporate Governance Committee, including recommendations from shareholders of the Company, should be sent in writing, together with appropriate biographical information concerning each proposed nominee, to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. The Nominating and Corporate Governance Committee will consider a properly submitted shareholder nomination that meets the requirements under our Bylaws. Our Bylaws require, among other things, an advance written notice of the nomination in writing of not later than the sixtieth (60th), nor earlier than the ninetieth (90th) day, from the date of the annual meeting. This notice must also include certain information relating to the nominee and the nominating shareholders as described more fully in our Bylaws.

Board Structure and Risk Oversight

Leadership Structure of the Board

        Under our bylaws, the Board is not required to appoint our Chief Executive Officer as the Chairman of the Board, and the Board does not have a policy on whether the roles of Chief Executive Officer and Chairman of the Board should be separate. Prior to March 31, 2013, two different individuals served in these two positions: Michael Dean as the Chief Executive Officer and Gregory Probert as the Executive Chairman of the Board. On March 6, 2013, we announced the resignation of Mr. Dean as our Chief Executive Officer and Director, effective as of March 31, 2013, and the appointment of Mr. Probert as the Interim Chief Executive Officer, effective as of April 1, 2013. Accordingly, Mr. Probert will serve as both our principal executive officer and Executive Chairman of the Board beginning on April 1, 2013. The Board believes that Mr. Probert's role as the Interim Chief Executive Officer, while temporary as the Board seeks to identify a new Chief Executive Officer, will provide stability and continuity to the day-to-day operations of the Company in a time of transition given his in-depth understanding of our business operations.

        As our Executive Chairman, Mr. Probert is responsible for chairing Board meetings and meetings of shareholders, setting the agendas for Board meetings and providing information to the Board members in advance of meetings and between meetings. Prior to his resignation as the Chief Executive Officer and Director, Michael Dean also served as a Director on our Board. In addition, all of our directors are independent under applicable NASDAQ corporate governance rules, except for Ms. Hughes, Mr. Probert, and, prior to his resignation as Director effective March 31, 2013, Mr. Dean. The Board believes that the independent directors provide effective oversight of management. In addition to feedback provided during the course of Board meetings, the independent directors have regular executive sessions without any members of management. Furthermore, the independent directors have selected Willem Mesdag as the "Lead Independent Director" to coordinate and manage the activities of independent directors. The specific responsibilities of the Lead Independent Director include:

  •
  call, set agenda and preside over meetings of independent directors;

  •
  consult with the Executive Chairman on the content of the agenda for board and shareholder meetings;

  •
  coordinate and lead the relevant activities of the Board on matters in which the Executive Chairman has a conflict of interest;

  •
  review the performance of the Executive Chairman, following consultation with independent directors;

  •
  recommend to the Executive Chairman or approve, if appropriate, the retention of outside advisers and consultants to the Board; and

  •
  perform such other duties as the Board may delegate to the Lead Independent Director.

        We believe that our leadership structure of the Board, including the combination of the Executive Chairman and Interim Chief Executive Officer positions, is appropriate on an interim basis because it provides both unified and consistent leadership and, combined with the Lead Independent Director, effective independent oversight and expertise in the management of our complex operations as a consumer product and direct-selling business.

Board's Role in the Oversight of Risk Management

        The Board of Directors is primarily responsible for assessing risks associated with the Company's business. However, the Board delegates certain of such responsibilities to other groups. The Audit Committee is responsible for reviewing with management the Company's policies and procedures with respect to risk assessment and risk management, including reviewing certain risks associated with our financial and accounting systems, accounting policies, investment strategies, regulatory compliance, insurance programs, and other matters. Under the direction of the Audit Committee, the Company's internal audit department assists the Company in the evaluation and improvement of the effectiveness of risk management. In addition, under the direction of the Board and certain of its committees, the Company's legal department assists in the oversight of corporate compliance activities. As discussed under "Risk Assessment of Compensation Programs," the Compensation Committee also reviews certain risks associated with our overall compensation program for employees to help ensure that the program does not encourage employees to take excessive risks. In addition, the Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies and manages risks associated with the independence of the Board of Directors and potential conflicts of interest. On a regular basis and from time to time as necessary or appropriate, updates are provided by these groups to the Board of Directors regarding their risk assessment and risk management activities and other risk-related matters.

 Board Meetings in Fiscal Year 2012

        During fiscal year 2012, our Board of Directors held four formal regular meetings, as well as five telephonic meetings and numerous informal informational sessions. Each member of the Board of Directors during fiscal year 2012 attended or participated in 75 percent or more of the aggregate of (i) the total number of regular meetings of the Board of Directors held during the fiscal year or the portion thereof following such person's appointment to the Board and (ii) the total number of meetings held by all committees of the Board on which such director served during the fiscal year or the portion thereof following such person's appointment to one or more of those committees.

        During fiscal year 2012, the Audit Committee held five formal meetings, as well as numerous informal informational sessions, the Compensation Committee held four formal meetings, as well as numerous informal meetings, and the Nominating and Corporate Governances Committee held two formal meeting during fiscal year 2012.

Annual Meeting Attendance

        Although the Company does not have a formal policy regarding attendance by members of the Board of Directors at the annual meetings of shareholders, directors are encouraged to attend such meetings. At the annual meeting of shareholders held in fiscal year 2012, all eight of our directors were in attendance.

Communications with Directors

        We have not in the past adopted a formal process for shareholder communications with the Board of Directors. Nevertheless, the directors have endeavored to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner. Communications to the Board of Directors may be submitted in writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Lehi, Utah 84043. The Board of Directors relies upon the Corporate Secretary to forward written questions or comments to named directors or committees thereof, as appropriate. General comments or inquiries from shareholders are forwarded to the appropriate individual within the Company, including the Chief Executive Officer, as appropriate.

Code of Ethics

        We adopted a revised Code of Conduct on March 4, 2011 that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and senior financial and accounting officers. Among other matters, the Code of Conduct establishes policies to deter wrongdoing and to promote (i) both honest and ethical conduct, including ethical handling of actual or apparent conflicts of interest, (ii) compliance with applicable laws, rules and regulations, (iii) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the SEC and in public communications and (iv) prompt internal reporting of violations of the Code of Conduct and accountability for adherence to the Code of Conduct. In addition, we provide an ethics line for reporting any violations of the Code of Conduct on a confidential basis. A copy of our Code of Conduct is available on our website at www.natr.com or by writing to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043. We intend to post on our internet website all amendments to, or waivers from, our Code of Conduct that are required to be disclosed by applicable law.

 Director Compensation

        The following table sets forth certain information regarding the compensation of each individual who served as a non-employee member of our Board of Directors during the 2012 fiscal year.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Kristine F. Hughes	100,000	37,127	—	—	—	16,584	153,711
Albert R. Dowden	72,521	37,127	—	—	—	—	109,648
Mark R. Genender	69,480	37,127	—	—	—	—	106,607
Willem Mesdag	71,333	37,127	—	—	—	—	108,460
Robert B. Mercer	72,417	37,127	—	—	—	738	110,282
Jeffrey D. Watkins	62,521	37,127	—	—	—	—	99,648

(1)
Consists of retainer fees for service as a member of the Board paid on a monthly basis. The aggregate payments include the following categories of payments:

Name	Retainer ($)	Chairperson Additional Retainer ($)	Committee Member Additional Retainer ($)	Total ($)
Kristine F. Hughes	50,000	50,000	—	100,000
Albert R. Dowden	50,000	—	22,521	72,521
Mark R. Genender	50,000	—	19,480	69,480
Willem Mesdag	50,000	—	21,333	71,333
Robert B. Mercer	50,000	—	22,417	72,417
Jeffrey D. Watkins	50,000	—	12,521	62,251
(2)
On May 4, 2012, the Board approved restricted stock unit grants (RSUs) of 3,076 shares of our Common Stock for each non-executive Director. The RSUs vest in 12 monthly installments over a one year period from the grant date subject to accelerated vesting upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director's separation from the Board or the expiration of the 2-year restriction period subsequent to the vesting of the entire RSU grant. The amount reflected in column (c) above represents the grant date fair value of the RSUs calculated in accordance with FASB ASC Topic 718. See Note 12 to the Notes to Consolidated Financial Statements set forth in Item 1 of the 2012 Annual Report filed with the SEC on Form 10-K filed on March 6, 2013 for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded.

(3)
"All Other Compensation" includes the following amounts paid by the Company for the fiscal year ended December 31, 2011:

Name	401(k) Plan Company Contribution ($)	Life Insurance Premiums ($)	Product Credit* ($)	Total ($)
Kristine F. Hughes	—	15,090	1,494	16,584
Albert R. Dowden	—	—	—	—
Mark R. Genender	—	—	—	—
Willem Mesdag	—	—	—	—
Robert B. Mercer	—	—	738	738
Jeffrey D. Watkins	—	—	—	—

*
Represents credits to purchase the Company's products.

        Under the compensation plan for non-employee members of the Board of Directors, which was adopted on September 1, 2009 and was in effect prior to May 4, 2012, each newly elected non-employee director receives a one-time option grant to purchase 25,000 shares of Common Stock upon his or her election to the Board. All non-employee directors receive an annual retainer of $50,000 for their service on the Board and receive no additional fees paid for attendance at meetings of the

Board or Company events at which a director's attendance is required. Directors that are appointed during a fiscal year receive a pro-rata portion of the annual retainer based on their period of service during the fiscal year. Our Chairperson receives an additional annual retainer of $50,000. Each non-employee director serving on the Audit Committee receives an additional annual retainer as follows: chairperson—$15,000; other committee members—$10,000. Each non-employee director serving on the Compensation Committee receives an additional annual retainer as follows: chairperson—$10,000; other committee members—$5,000. The chairperson of the Nominating and Corporate Governance Committee receives an additional annual retainer of $10,000. All cash compensation is paid on a monthly basis.

        On May 3, 2102, the Board adopted a new non-employee director compensation plan to be effective May 4, 2012. The revised program was recommended by the Compensation Committee based on a review and recommendation by F.W. Cook and provides for the following. Each non-employee director will receive an annual grant of a restricted stock unit award (with the first such grant made on May 4, 2012) with a grant date value equal to $45,000 (based on the closing selling price of our common stock on the grant date). Each such award will vest in 12 equal successive monthly installments over the 1-year period measured from the grant date subject to continued Board service. Each award will accelerate in full upon a change in control. The shares that vest under each award will be delivered to the director upon the earlier of the director's separation from the Board or the expiration of the 3-year period measured from the grant date.

        Each non-employee Board member will receive an annual retainer of $50,000 (pro-rated for any partial year of service). In addition, each member of the Audit Committee will receive a retainer of $10,000 with the Chairperson to receive an additional $10,000; each member of the Compensation Committee will receive an additional retainer of $7,500 with the Chairperson to receive an additional $7,500; each member of the Nominating and Corporate Governance Committee will receive an additional retainer of $3,000 with the Chairperson to receive an additional $5,000.

        Expenses.    Board members were reimbursed for travel and other expenses incurred in connection with their duties as directors to the extent such expenses were submitted to the Company for reimbursement.

        The table below summarizes the equity-based awards held by the Company's non-employee directors as of December 31, 2012.

Name	Number of Securities Underlying Unvested Restricted Stock Units	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Exercise Price of Options Exercisable ($)	Expiration Date of Options Exercisable
Kristine F. Hughes	3,076	—	—	—	—
Albert R. Dowden	3,076	25,000	—	5.35	9/24/2019
Willem Mesdag	3,076	25,000	—	5.35	9/24/2019
Robert B. Mercer	3,076	25,000	—	8.79	10/14/2020
Jeffrey D. Watkins	3,076	25,000	—	5.35	9/24/2019
Mark R. Genender	3,076	25,000	—	8.88	4/21/2021

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR the election of each of the foregoing nominees to the Board of Directors.

PROPOSAL FIVE:

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        Our Board of Directors has, subject to shareholder approval, retained Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2013. Deloitte & Touche LLP also served as our independent registered public accounting firm for fiscal year 2012. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting. He or she will have an opportunity to make a statement at the Annual Meeting and will be available to respond to appropriate questions.

Fees Paid to Independent Registered Public Accounting Firm

        We engaged Deloitte & Touche LLP as our independent registered public accounting firm on February 2, 2007. The table below presents the aggregate fees incurred by the Company during the fiscal years ended December 31, 2012 and 2011 for professional services rendered by Deloitte & Touche LLP. All of the fees below were approved by the Audit Committee. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the principal accountant's independence and has concluded that it is.

	2012	2011
Audit Fees(1)	$870,000	$933,000
Audit-Related Fees(2)	62,000	31,000
Tax Fees(3)	423,000	700,000
All Other Fees	—	—

Total Fees	$1,355,000	$1,664,000

(1)
Reflects aggregate fees billed by Deloitte & Touche LLP for professional services rendered for the audit of the Company's consolidated financial statements for the fiscal years ended December 31, 2012 and 2011.

(2)
During the fiscal years ended December 31, 2012 and 2011, Deloitte & Touche provided services for audit related activities related to statutory audits.

(3)
Reflects aggregate fees billed by Deloitte & Touche LLP for tax services for the fiscal years ended December 31, 2012 and 2011 related to tax compliance and international tax guidance.

Pre-Approval Policies and Procedures

        The Company reviews a schedule of audit and non-audit services expected to be performed by the Company's independent registered public accounting firm in a given fiscal year. In addition, the Audit Committee delegates authority to its Chairperson to pre-approve certain additional audit and non-audit services rendered by Company's independent registered public accounting firm (other than services that have been generally pre-approved by the Audit Committee) during the period between meetings of the Audit Committee. The Chairperson must report any such pre-approval decisions to the Audit Committee at its next scheduled meeting. During the year ended December 31, 2012, 100 percent of the aggregate amounts set forth above under the captions "Audit-Related Fees," "Tax Fees," and "All Other Fees" were pre-approved by the Chairperson of the Audit Committee and subsequently reported to the Audit Committee in accordance with the procedures set forth above.

 Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP

 AUDIT COMMITTEE REPORT

        In connection with the audited financial statements as of and for the year ended December 31, 2012, the Audit Committee (i) has reviewed and discussed the audited financial statements with management, (ii) has discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, or any successful standard and (iii) has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm's independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Submitted by:
Robert B. Mercer
Albert R. Dowden
Mark R. Genender

        The information contained in the above report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or Securities Exchange Act of 1934, as amended.

 PROPOSAL SIX:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

        Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the "Dodd-Frank Act"), the Company's shareholders are entitled to vote to approve the compensation of our named executive officers, as disclosed in this proxy statement in accordance with the standards established under Item 402 of Regulation S-K under the Exchange Act. Based upon the outcome of our 2011 say-on-pay frequency vote, the Company will hold an annual advisory say-on-pay vote until the next say-on-pay frequency vote which, in accordance with applicable law, will occur no later than the Company's annual meeting of stockholders in 2017. However, the shareholder vote on executive compensation is an advisory vote only, and it is not binding on the Company or our Board or the Compensation Committee.

        As described in the section titled "Compensation Discussion and Analysis," the Company's executive compensation programs are designed to attract, retain and reward executives whose contributions support the Company's long-term success by linking Company performance to executive compensation. These programs have been designed to ensure alignment of management's action with shareholder interests. Shareholders are urged to read the "Compensation Discussion and Analysis" section of this proxy statement, which more thoroughly discusses how we believe our compensation policies and procedures complement our compensation philosophy. The Board and our Compensation

Committee believe that these policies and procedures are effective in implementing our compensation philosophy and in achieving its goals.

        Although the vote is an advisory, non-binding vote, the Board and the Compensation Committee value the opinions of the shareholders and will take into account the outcome of the vote when considering future compensation decisions affecting the Company's executive officers.

        The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers, as described in this proxy statement.

        We are asking our shareholders to vote for the following resolution:

          "RESOLVED, the compensation of the Company's named executive officers as disclosed in the proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the various compensation tables and the accompanying narrative discussion, is hereby APPROVED."

        This vote is only advisory, and will therefore not be binding upon the Company or our Board. However, the Board encourages input from the Company's shareholders and urges all shareholders to vote their shares on this matter.

Recommendation of the Board of Directors

        The Board of Directors unanimously recommends a vote FOR the approval, on an advisory (non-binding) basis, of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of our Common Stock as of February 1, 2013, except as otherwise stated, by (1) each person who is known by us to beneficially own more than five percent of the outstanding shares of our Common Stock, (2) each of our directors, (3) each of our named executive officers in the Summary Compensation Table, and (4) all directors and executive officers of the Company as a group. As of February 1, 2013, there were 15,810,359 shares of Common Stock issued and outstanding. To our knowledge and except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable. Unless we indicate otherwise, each holder's address is c/o Nature's Sunshine Products, Inc., 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043.

Name and Address of Beneficial Owner	Number of Shares(1)	Percent of Class(2)
Beneficial Owners of More than 5%
Red Mountain Capital Management, Inc.(3)	1,979,490	12.5%
10100 Santa Monica Blvd., Suite 925
Los Angeles, CA 90067
Prescott Group Capital Management, LLC(4)	1,865,383	11.8%
1924 South Utica, Suite 1120
Tulsa, OK 74104
Nelson Obus(5)	1,499,349	9.5%
c/o Wynnefield Capital Management, LLC
450 Seventh Avenue, Suite 509
New York, New York 10123
Paradigm Capital Management, Inc.(6)	1,470,603	9.3%
9 Elk Street
Albany, NY 12207
First Wilshire Securities Management, Inc.(7)	1,389,416	8.8%
1224 East Green Street, Suite 200
Pasadena, CA 91106
Directors and Executive Officers
Kristine F. Hughes, Vice Chairperson of the Board(8)	1,068,477	6.8%
Michael D. Dean, Director, Chief Executive Officer(9)	397,750	2.5%
Albert R. Dowden, Director(10)	29,076	*
Willem Mesdag, Director(11)	2,007,566	12.7%
Robert B. Mercer, Director(12)	29,079	*
Jeffrey D. Watkins, Director(13)	1,893,459	12.0%
Mark R. Genender, Director(14)	28,076	*
Gregory L. Probert, Director and Executive Chairman(15)	169,708	1.1%
Stephen M. Bunker, Executive Vice President, Chief Financial Officer &Treasurer(16)	95,581	*
D. Wynne Roberts, President & Chief Operating Officer(17)	45,000	*
Wayne L. Moorehead, Vice President and Chief Marketing Officer(18)	16,667	*
All Directors and named executive officers as a group (11 persons)(19)	5,780,439	36.6%

*
Less than one percent.

(1)
All entries exclude beneficial ownership of shares that are issuable pursuant to awards that have not vested or that are not otherwise exercisable as of the date hereof and which will not become vested or exercisable within 60 days of February 1, 2013.

(2)
Calculated based on 15,810,359 shares of our Common Stock outstanding on February 1, 2013, with percentages rounded to the nearest one-tenth of one percent. Shares of Common Stock subject to options that are presently exercisable or exercisable within 60 days are deemed to be beneficially owned by the person holding the option for the purpose of computing the percentage ownership of that person but not treated as outstanding for computing the percentage of any other person.

(3)
Based on Schedule 13 F-HR filed with the SEC on February 14, 2013, includes 1,417,066 shares held by Red Mountain Capital Partners II, L.P. ("RMCP II") and 562,424 shares held by Red Mountain Capital Partners III, L.P. ("RMCP III"). RMCP GP, LLC ("RMCP GP") is the general partner of each of RMCP II and RMCP III, and Red Mountain Capital Partners, LLC ("RMCP LLC") is the managing member of RMCP GP. Red Mountain Capital Management, Inc. ("RMCM") is the managing member of RMCP LLC, and Willem Mesdag is the president, sole executive officer, sole director and sole shareholder of RMCM. Each of RMCP GP, RMCP LLC, RMCM and Mr. Mesdag may be deemed to beneficially own, and to have voting and dispositive power over, 1,979,490 shares. Each of RMCP II, RMCP III, RMCP GP, RMCP LLC, RMCM and Mr. Mesdag, however, disclaims beneficial ownership of these shares. In addition, RMCP II disclaims beneficial ownership of any securities held directly by RMCP III, and RMCP III disclaims beneficial ownership of any securities held directly by RMCP II.

(4)
Based on Schedule 13F-HR filed with the SEC on February 5, 2013, includes 1,865,383 shares purchased by Prescott Group Aggressive Small Cap, L.P. and Prescott Group Aggressive Small Cap II, L.P. (collectively, the "Small Cap Funds") through the account of Prescott Group Aggressive Small Cap Master Fund, G.P. ("Prescott Master Fund"), of which the Small Cap Funds are general partners. As general partner of the Small Cap Funds, Prescott Group Capital Management, LLC ("Prescott Capital") may be deemed to beneficially own 1,865,383 shares. As the principal of Prescott Capital, Phil Frohlich may also be deemed to beneficially own the 1,865,383 shares held by Prescott Master Fund. Each of Prescott Capital and Mr. Frohlich, however, disclaims beneficial ownership of these shares. Prescott Capital and Mr. Frohlich have the sole voting and dispositive power over these shares.

(5)
Based on Schedule 13G/A filed with the SEC on February 14, 2013, includes 469,628 shares held by Wynnefield Partners Small Cap Value, L.P., 685,745 shares held by shares held by Wynnefield Partners Small Cap Value, L.P. I, 299,065 shares held by Wynnefield Small Cap Value Offshore Fund, Ltd., and 44,911 shares held by Wynnefield Capital, Inc. Profit Sharing Plan. Wynnefield Capital Management, LLC has an indirect beneficial interest in the shares held by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I, and Wynnefield Capital, Inc. have an indirect beneficial interest in the shares held by Wynnefield Small Cap Value Offshore Fund, Ltd. As co-managing member of Wynnefield Capital Management, LLC, principal executive officer of Wynnefield Capital, Inc., general partner of Channel Partnership II, L.P. and portfolio manager of Wynnefield Capital, Inc. Profit Sharing Plan, Mr. Obus may be deemed to have beneficial ownership in, and to have sole voting and dispositive power over, 1,499,349 shares. Mr. Obus, however, disclaims any beneficial ownership of these shares.

(6)
Based on Schedule 13G/A filed with the SEC on February 12, 2013, Paradigm Capital Management, Inc. has sole voting and dispositive power over these shares.

(7)
Based on Schedule 13G/A filed with the SEC on February 14, 2013, First Wilshire Securities Management, Inc. beneficially owns 1,389,416 shares, of which it has sole voting power over 258,555 shares and sole dispositive power over 1,389,416.

(8)
Includes (i) 87,072 shares that Mr. Hughes holds indirectly, (iii) 61,330 shares that Mr. Hughes holds directly, (iv) 16,335 shares that Ms. Hughes holds directly and (v) 900,664 shares held by various family trusts, of which Mr. and Ms. Hughes are co-trustees and beneficiaries. Both Mr. and Ms. Hughes have shared voting and dispositive power over these shares. In addition, includes vested awards for 3,076 shares of Common Stock within 60 days of February 1, 2013.

(9)
Includes options exercisable for 393,750 shares of Common Stock within 60 days of February 1, 2013. On March 6, 2013, we announced that Mr. Dean has resigned as the Chief Executive Officer and Director of the Company, effective March 31, 2013.

(10)
Includes options exercisable for 25,000 shares and vested awards for 3,076 shares of Common Stock within 60 days of February 1, 2013.

(11)
Includes options exercisable for 25,000 shares and vested awards for 3,076 shares of Common Stock within 60 days of February 1, 2013. See Footnote 5 above. Mr. Mesdag's address is c/o Red Mountain Capital Partners, LLC, 10100 Santa Monica Blvd., Suite 925, Los Angeles, CA 90067.

(12)
Includes options exercisable for 25,000 shares and vested awards for 3,076 shares of Common Stock within 60 days of February 1, 2013.

(13)
Includes 1,865,383 share beneficially owned by Prescott Group Capital Management, LLC. As president of Prescott Group Capital Management, LLC, Mr. Watkins may be deemed to beneficially own, and to have shared voting and dispositive power over, these shares. See also Footnote 3 above. Mr. Watkins's address is c/o Prescott Group Capital Management, LLC, 1924 South Utica, Suite 1120, Tulsa, OK 74104. In addition, includes options exercisable for 25,000 shares and vested awards for 3,076 shares of Common Stock within 60 days of February 1, 2013.

(14)
Mr. Genender's address is 310 S. Anita Ave., Los Angeles, CA 90049. Includes options exercisable for 25,000 shares and vested awards for 3,076 shares of Common Stock within 60 days of February 1, 2013.

(15)
Mr. Probert became a director and executive officer of the Company on June 16, 2011. Based on Form 4 filed with the SEC on August 19, 2011 and includes options exercisable for 142,708 of Common Stock within 60 days of February 1, 2013. On March 6, 2013, the Board of Directors appointed Mr. Probert as the Interim Chief Executive Officer of the Company effective April 1, 2013.

(16)
Includes options exercisable for 95,563 shares of Common Stock within 60 days of February 1, 2013 and 18 shares that Mr. Bunker holds indirectly.

(17)
Includes options exercisable for 45,000 shares of Common Stock within 60 days of February 1, 2013.

(18)
Includes options exercisable for 16,667 shares of Common Stock within 60 days of February 1, 2013.

(19)
Includes options exercisable for 818,688 shares and vested awards for 18,456 shares of Common Stock within 60 days of February 1, 2013.

Changes in Control

        We are not aware of any other arrangement or event, the occurrence of which would result in a change in control of the Company.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors, officers and persons who beneficially own more than 10 percent of a registered class of the Company's equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Such directors, officers and 10 percent shareholders also are required by SEC rules to furnish the Company with copies of all Section 16(a) reports they file. Based solely on its review of the copies of such forms furnished or available to the Company, the Company believes that its directors, officers and 10 percent shareholders complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 2012, except as follows: Michael D. Dean, Stephen M. Bunker and Jamon A. Jarvis each filed one late report on Form 4 covering two reportable transactions; Willem Mesdag, Mark R. Genender, Albert R. Dowden, Kristine F. Hughes, Robert R. Mercer, Gregory L. Probert, and Jeffrey D. Watkins each filed one late report on Form 4 covering one reportable transaction.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides disclosure about the policies and objectives underlying the compensation programs for our executive officers. Accordingly, we will address and analyze each element of the compensation provided to our Chief Executive Officer, our Chief Financial Officer and the other executive officers named in the Summary Compensation Table which follows this discussion; these individuals are referred to as the named executive officers. The Compensation Committee of our Board of Directors generally administers the compensation programs for our named executive officers. However, our Board of Directors approves the base salary and cash bonus of our Chief Executive Officer.

  Executive Summary

        The Company's overarching compensation goal is to reward our executives in a manner that supports a strong pay-for-performance philosophy while maintaining an overall level of compensation that allows us to attract and retain a talented executive team.

        Our compensation decisions for 2012 and their relation to Company performance may be summarized as follows:

  •
  The Company experienced some financial growth for 2012 in a challenging global economic environment. The Company's consolidated net sales decreased 0.1 percent to $367.5 million in 2012. However, in local currency, net sales increased by 1.0 percent compared to 2011 as fluctuations in foreign exchanges rates had a $4.1 million unfavorable impact on net sales for 2012. The Company excludes the impact of foreign exchange rates when assessing its financial results for compensation purposes. Operating income increased approximately $13.5 million during the year ended December 31, 2012. However, excluding one-time contract termination costs of $14.7 million that occurred in 2011, consolidated operating income decreased by $0.9 million, or 2.6 percent in 2012. Similarly, excluding one-time contract termination costs in 2011, consolidated operating income as a percentage of net sales was relatively flat with 9.3% in 2012 compared to 9.5% in 2011. This financial performance in 2012 as compared to 2011 corresponds to the decrease in executive cash bonuses for 2012 as compared to 2011.

  •
  We target total direct compensation at the peer median; however target cash compensation is weighted at the 25th percentile.

  •
  We continue to structure a substantial portion of the total direct compensation of our named executive officers in the form of annual performance based cash incentive and long-term stock-based compensation. This allows us to create a positive relationship between our operational performance and shareholder return.

  •
  Our annual bonus plan is designed to ensure that a significant portion of total cash compensation of our named executive officers is performance-based. As a result of our financial performance, we paid significantly lower bonuses to our named executive officers for 2012, which ranged from 25% to 40% of total cash compensation.

  •
  We granted equity awards in 2012 that vest in part based on attainment of aggressive performance goals measured in terms of our compounded annual revenue growth rate, a metric that we believe properly aligns this element of our executives' compensation with the interest of our shareholders.

  •
  In November 2011, the Compensation Committee retained F.W. Cook, a leading compensation consulting firm, to conduct a comprehensive benchmark study and advise the committee on structuring executive compensation to ensure that our compensation continues to retain and motivate our executive officers, and at the same time reinforces the Company's strategic objectives. F.W. Cook's study found that base salaries and total target cash compensation for our named executive officers were at or below the 25th percentile of market. Although the equity awards (based on the grant date fair value of the awards) were at approximately the 75th percentile, total direct compensation was below the median. F.W. Cook's analysis and recommendation were taken into consideration in setting 2012 compensation.

  Compensation Policy for Executive Officers.

        We have designed the various elements comprising the compensation packages of our executive officers to achieve the following objectives:

  •
  attract and retain qualified executives who will help the Company meets its goals;

  •
  reflect individual accomplishments and contributions to the Company as well as overall Company performance; and

  •
  align each executive officer's interests with those of the Company's shareholders.

        The Compensation Committee seeks to achieve these objectives by:

  •
  Establishing a compensation structure that is both market competitive and internally fair;

  •
  Linking a substantial portion of compensation to the Company's financial performance and the individual's contribution to that performance;

  •
  Providing below-target compensation for underachievement and upward leverage for exceptional performance; and

  •
  Providing long-term equity-based incentives and encouraging direct share ownership by executive officers.

        For our compensation programs, the Compensation Committee utilizes a combination of cash and equity incentive programs under which the compensation of the executive officers will vary with our performance and the market price of our common stock. The general objective is to target cash compensation (base salary plus performance-based annual target bonus) per executive officer to the 25th percentile of the comparable position at an identified peer group, and to target total direct compensation (which includes the grant-date fair value of the executive officer's long-term equity awards, annualized for any multi-year award) to the median of the comparable position at the peer group. However, the actual levels at which we may set compensation for a particular executive officer may vary somewhat from those targeted percentiles based on the Company's overall financial performance and an evaluation of each executive officer's individual performance level, experience and his or her potential contribution to the Company's future growth.

  Setting Executive Compensation

        Major compensation decisions for each fiscal year, including base salary adjustments, the determination of target annual bonus opportunities and the determination of long-term equity incentive awards, are generally made by the Compensation Committee during the first quarter of the current year. For the 2012 fiscal year, such decisions were made in March 2012. The principal factors that the Compensation Committee considers when setting the compensation levels for the named executive officers are as follows:

  •
  Comparison of the Company's performance against certain operational and qualitative goals identified in the Company's strategic plan;

  •
  Comparative market data;

  •
  Our Chief Executive Officer's recommendations for the other named executive officers;

  •
  Individual performance as assessed by the Compensation Committee, with input from the Chief Executive Officer as to the named executive officers other than himself; and

  •
  Tenure, scope of responsibilities, experience and qualifications, future potential and internal pay equity.

        Impact of 2012 Say-on-Pay Vote:    The most recent shareholder advisory vote on executive officer compensation required under the federal securities laws was held on August 1, 2012, after the Compensation Committee had approved the 2012 compensation of the named executive officers. More than 97 percent of the votes cast on such proposal were in favor of the compensation of the named executive officers, as that compensation was disclosed in the Compensation Discussion and Analysis and the various compensation tables and narrative that appeared in the Company's proxy statement dated June 18, 2012. Based on that level of shareholder approval, the Compensation Committee decided not to make any material changes to the Company's compensation philosophies, policies and practices for the remainder of the 2012 fiscal year. However, the Compensation Committee will continue to take into account future shareholder advisory votes on executive compensation in order to determine whether any subsequent changes to the Company's executive compensation programs and policies would be warranted to reflect any shareholder concerns reflected in those advisory votes. Based on the voting preference of our shareholders, the frequency of future Say-on-Pay votes will be every year.

        Role of External Advisor:    In November 2011, the Compensation Committee engaged the services of F. W. Cook, a leading consulting firm in the area of executive compensation, to conduct an independent comprehensive benchmark study of executive compensation practices at the Company against other comparable public companies in our industry. The Compensation Committee retained F.W. Cook directly, although in carrying out its assignments, F.W. Cook interacted with our management to the extent necessary and appropriate. However, F.W. Cook has not been retained to perform any consulting or advisory services for our management and did not have any potential business conflicts that would affect its role as an independent advisor.

        Benchmarking:    In setting executive officer compensation for 2012, the Compensation Committee reviewed a report (the "Executive Compensation Report") prepared by F.W. Cook. The Executive Compensation Report benchmarked the compensation paid by comparable U.S.-based specialty retail and personal products companies to their executive officers.

        The peer companies utilized for such benchmarking purposes were selected by the Compensation Committee, in accordance with the recommendation of F.W. Cook, on the basis of objective industry classifications and financial size criteria (revenue and market capitalization). The Compensation Committee believes that all of the peer companies represent primary competitors for executive talent and investment capital. Competitive comparisons are based on a peer group of 20 publicly traded U.S.-based specialty retail and personal products companies. Nature's Sunshine's revenue is near the median of the peers.

        The companies in the peer group are listed below:

NuSkin	NutriSystem
Revlon	Prestige Brands
Elizabeth Arden	Medifast
Hain Celestial	Synutra
Blyth	Smart Balance
Vitamin Shoppe	Vitacost.com
USANA Health Sciences	Schiff Nutrition
Inter Parfums	Omega Protein
Perfumania Holdings	Mannatech
Nutraceutical	Farlux Fragrances

        The Executive Compensation Report found the Company's total cash compensation to generally be market competitive when all elements were factored together (base salary, short-term cash bonus, and equity), though our compensation structure was more heavily weighted toward variable, performance-based components. Given the Company's emphasis on increasing shareholder value through accelerating revenue growth and improving profitability, it is the Compensation Committee's intent to maintain an executive compensation plan that places greater weight on the variable, performance-based components to reinforce the strategic business objectives of the Company and a strong pay-for-performance philosophy.

        Role of Management:    As in prior years, our Chief Executive Officer presented to the Compensation Committee his recommendations for 2012 base salaries, bonuses and equity grants for the named executive officers (other than himself), taking into consideration the expected total cash compensation for such officers for 2012 and the comparative market data for total cash compensation for comparable positions. These recommendations were based on the Company's performance measured in terms of the sales revenue and operating income levels attained by the division for which the executive was primarily responsible, where applicable, or by the Company as a whole, as well as the executive's performance against individual performance objectives, and the comparative analysis of the Company's compensation practice to market for each such officer. The Compensation Committee discussed these recommendations with the Chief Executive Officer and made the final determination on the base salaries, bonuses and equity grants for these officers based on these recommendations and its review of the Executive Compensation Report, with such adjustments as it deemed appropriate. The Compensation Committee recommended to our Board of Directors the base salary and cash bonus for our Chief Executive Officer (based on input from F.W. Cook). The Board approved the Chief Executive Officer's compensation as recommended by the Compensation Committee.

        Elements of Compensation.    Each executive officer's compensation package consists of three elements: (i) a base salary, (ii) a cash bonus based upon Company financial performance and the individual officer's personal performance, and (iii) participation in long-term, stock-based incentive awards, in the form of stock options. In addition, the named executive officers are provided with certain benefits and perquisites and are entitled to certain severance benefits in the event their employment terminates under certain specified circumstances, as more fully described below.

        Each of the major elements comprising the compensation package for executive officers (salary, bonus and equity) is designed to achieve one or more of the Company's overall objectives in fashioning a competitive level of compensation, tying compensation to performance and establishing a meaningful and substantial link between each executive officer's compensation and our long-term financial success.

        There is no pre-established policy for the allocation of compensation between cash and non-cash components or between short-term and long-term components, nor are there any pre-established ratios between the Chief Executive Officer's compensation and that of the other named executive officers. Instead, the mix of compensation for each named executive officer is based on a review of the market data and a subjective analysis of that individual's performance and contribution to the Company's financial performance. Our mix of compensation elements is designed to reward results and motivate long-term performance through a combination of cash and equity incentive awards.

        Base Salary.    Base salary is intended to attract and retain qualified executives and to provide a level of security and stability from year to year and is not dependent to any material extent on the Company's financial performance. We target base salaries and target bonus (total target cash) to be in the 25th percentile compared to our peer group. The Executive Compensation Report indicated that base salaries for certain of our executive officers were below the 25th percentile.

        After reviewing financial performance, the Executive Compensation Report and the CEO's recommendations, the Compensation Committee approved and awarded salary increases as follows (Mr. Dean's salary increase was approved by the Board of Directors based upon the Compensation Committee's recommendation):

Name	Base Salary as of March 1, 2012 ($)	Base Salary as of January 1, 2011 ($)	Percentage Increase (%)
Michael D. Dean	470,000	400,000	17.5
Stephen M. Bunker	265,000	239,000	10.9
D. Wynne Roberts	325,000	325,000	0.0
Gregory L. Probert	240,000	240,000	0.0
Wayne L. Moorehead	240,000	240,000	0.0

        Messrs. Roberts, Probert and Moorehead were not employees as of January 1, 2011. Their base salaries were negotiated in connection with their commencement of employment with the Company subsequent to that date. The Compensation Committee believed that these salaries were market competitive and accordingly no adjustments were made to their salaries for 2012.

        Cash Bonus.    The cash bonus program is designed to advance a pay-for-performance policy by bringing the total cash compensation for our executives to target in a typical year and to exceed target when justified by Company performance. For 2012, we targeted total cash compensation (base salary plus target bonuses) to be at the 25th percentile range of our peer group.

        For 2012, based on the recommendation of F.W. Cook, the Compensation Committee adopted a performance-based bonus plan, with 65% of the bonus based on the attainment of corporate financial performance goals and 35% based on the Compensation Committee's subjective evaluation of performance against individual objectives to take into account accomplishments not directly accounted for by an analysis of the Company's financial performance. In addition, the Compensation Committee retained the discretion to increase or decrease the aggregate bonus amount to be paid to any individual under the bonus plan by up to 10% of that person's aggregate target, based on its subjective evaluation of general corporate and individual performance.

        The 2012 target bonuses (as a percentage of base salary) for each named executive officer are as follows:

Name	Target Bonus (as % of Base Salary)
Michael D. Dean	100%
Stephen M. Bunker	65%
D. Wynne Roberts	75%
Gregory L. Probert	100%
Wayne L. Moorehead	50%

        The portion of the bonus to be based on the attainment of corporate financial performance goals required attainment of minimum financial performance thresholds and could range from 50% to 200% of the targeted dollar amount of the bonus attributable to these financial goals. The maximum bonus payable under the plan to any named executive officer is 175% of his or her target amount.

        The corporate performance goals were revenue (40%) and operating income (25%), both excluding foreign currency exchange impact. The minimum thresholds of corporate performance under the Bonus Plan in order for any portion of the bonus based on corporate performance to be awarded were as follows:

Revenue (excluding foreign currency exchange impact)				Operating Income (excluding foreign currency exchange impact)
2012 Revenue (mils)	% Target Achieved	Payout as % of Target	% Revenue Growth	2012 Operating Income (mils)	% Target Achieved	Payout as % of Target	% Operating Income Growth
$375.7	94.0%	50%	2.2%	$36.0	90.0%	50%	2.9%

        For 2012, the Company reported $371.5 million in revenue (excluding foreign currency exchange impact) and $34.7 million in operating income (excluding foreign currency exchange impact), which did not meet the minimum thresholds of the corporate performance goals. As a result, the Compensation Committee determined that no executive would receive any portion of bonus allocated for the corporate financial performance goals. The Compensation Committee further determined that any bonuses for the 2012 fiscal year would be based only on the portion of bonus target tied to its evaluation of the executive's individual performance and the Committee's discretion to increase or decrease this amount by up to 10%.

        In determining the bonus for each executive officer, the Compensation Committee reviewed the executive's individual performance, as well as general corporate performance not otherwise captured in the financial performance goals. The Compensation Committee determined that although the financial performance goals were not met, the Company's management made substantial progress on key objectives in support of long-term growth. These key objectives included the development of a detailed three-year strategic plan, the recruitment of key additional management team members, the improvement of corporate leadership throughout the organization, and the restructuring of the Company's business units to improve efficiencies and to capitalize on the Company's strengths of product quality and distribution channels. In addition, the Compensation Committee recognized the challenge of the current global economic environment, particularly in markets that represent a significant portion of the Company's business, such as Europe, Russia and the former CIS states, and Mexico. The Committee determined that, in accordance with its discretion as established in the bonus plan, it should award bonuses that reflect each executive officer's solid individual performance in light of the circumstances described above, to achieve their appropriate levels of compensation.

        Applying these factors and methodology, on March 1, 2013, the Board of Directors, based on the recommendation of the Compensation Committee, awarded Mr. Dean a bonus in the amount of

$211,500, representing 35% of target for individual performance and an additional 10% of target based on the Committee's discretion. The Compensation Committee reviewed Mr. Dean's performance as CEO and determined that he had met or exceeded certain performance objectives critical to the future growth of the Company including: (i) assembling a best-in-class management team, ensuring their quick and smooth integration and productivity, and strengthening the Company's leadership, controls and processes; (ii) restructuring the business around the Company's growth strategy, capabilities, and business segmentation; and (iii) significantly strengthening the Company's marketing organization and capability. In addition, Mr. Dean drove the development and began implementation of a detailed long-range strategic growth plan.

        The Compensation Committee awarded bonuses for the other named executive officers on February 28, 2013 as follows: Mr. Bunker—$89,438; Mr. Roberts—$195,000; Mr. Probert—$108,000; and Mr. Moorehead—$113,880. Each of the named executive officer's bonus represented 35% of target for individual performance and an additional 10% of target based on the Committee's discretion. In addition, the Committee determined that it would grant an additional one-time discretionary bonus of 25% of salary to Mr. Roberts and Mr. Moorehead in recognition of the fact that these executives joined the Company in 2012 after the corporate financial performance goals were established. The Committee determined that these executives were, therefore, not instrumental in setting the financial performance goals and should not bear the entire impact of the failure to reach the minimum thresholds of the corporate performance goals.

        In determining the bonus for each executive officer, the Compensation Committee reviewed the executive's individual performance and made the following determinations:

Executive	Basis for Committee's Determination
Stephen M. Bunker	As the Company's Chief Financial Officer, Mr. Bunker strengthened the Company's finance department talent and capabilities; improved the Company's budget and planning processes; and developed and implemented a long-term tax strategy and plan.
D. Wynne Roberts
As the Company's President and Chief Operating Officer, Mr. Roberts played a primary role in the development of the long-range strategic growth plan; set clear priorities at the business segment and country level for investment and resources; and effectively implemented the organizational restructuring.
Gregory L. Probert
Having served as the Company's Executive Vice Chairman in 2012, Mr. Probert provided effective counsel and support to the Company's CEO; developed and launched the Company's new product lifecycle management effort; and drove key business diagnostics in several countries.
Wayne L. Moorehead
As the Company's Chief Marketing Officer, Mr. Moorehead quickly built a strong and effective Company-wide marketing team and capability; developed global brand strategies for the Nature's Sunshine and Synergy brands; and effectively worked across the Company to developed and implement detailed product strategies for each of the Company's business segments.

        As a result of the financial performance of the Company and its divisions as compared to the prior year, the bonuses for our named executives in 2012 decreased overall compared to the prior year.

        Long-Term Incentives.    We provide long-term incentives in the form of option grants. The Compensation Committee believes that option grants align the interests of the executive officer with those of the shareholders and provide the officer with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Since 2010, the vesting of options has been tied to the attainment of the Company's operating metrics. The Committee believes that performance-based options further reward long-term decision making and value creation, and align shareholders' and managements' interests.

        2012 Awards.    On March 1, 2012, the Compensation Committee approved the grant of options to purchase shares of Common Stock of the Company under the 2012 Plan to the named executives, subject to shareholder approval of the 2012 Plan, which approval was granted at our 2012 annual meeting of shareholders. The number of shares subject to each grant is as follows: Mr. Dean—100,000 shares, Mr. Probert—50,000 shares, and Mr. Bunker—35,000 shares. Based on F.W. Cook's recommendation, the 2012 option grants vest 75% based on service and 25% based on attainment of performance goals and service. The awards are designed to act as retention tools and to continue to incentivize the officers and align their interests with those of the shareholders. In determining the size of the awards, the Compensation Committee took into account F.W. Cook's recommendation. The exercise price per share is $14.52, the closing price per share of our common stock on the date of option agreement. Each option has a term of ten years.

        75% of each option (the "Time-Based Option") vests in equal annual installments over a 4-year period of service measured from the grant date. Each Time-Based Option will accelerate in full upon termination by reason of death or disability and certain terminations of employment following a change in control. Upon an involuntary termination of the executive's employment without cause other than in connection with a change-in-control, the Time-Based Option will vest with respect to the additional shares in which the optionee would have vested had he or she remained employed for an additional period of 12 months. Each Time-Based Option will also accelerate in full upon a change in control if the option is not assumed or replaced in such change in control.

        25% of each option (the "Performance Option") will vest based on achieving between 5% and 10% compound annual growth rate for trailing eight quarter revenue growth, as measured at the end of each fiscal quarter beginning after the eight quarters following grant and ending following the sixteenth quarter after grant (the "Performance Period"), provided the Company maintains at least an 8% average operating income margin during the Performance Period and the executive remains in employment with the Company through the end of the last quarter in which the performance goal is achieved. The number of shares subject to vesting ranges from 0% to 100% of target shares subsequent to the option as follows:

CAGR	Cumulative % of Options Vested
5.0%	31%
7.5%	69%
9.2%	95%
10.0%	100%

        Each Performance Option will accelerate in full upon a change in control or upon termination of the executive's employment by reason of death or disability. The annual growth targets were stretch goals intended to focus the officers' efforts on maximizing and sustaining revenue growth over time, while maintaining appropriate cost structures and profitability.

        The number of shares that vest based on attainment of performance is as follows:

CAGR	Options Vested
5.0%	14,338
7.5%	17,575
9.2%	12,024
10.0%	2,313

        In connection with the commencement of his employment, Mr. Roberts was granted an option on February 6, 2012 to acquire 135,000 shares at a per share exercise price of $15.85. The option vests in three equal annual installments upon completion of each year of employment over the three-year period increased from the grant date. The option will accelerate in full upon (i) any termination of his employment by the Company other than for cause or by reason of death or disability or (ii) a termination for good reason by Mr. Roberts within 24 months following a change in control. Immediate vesting will also occur upon a change in control of the Company in which the option is not assumed or replaced.

        In connection with the commencement of his employment, Mr. Moorehead was granted an option on February 28, 2012 to acquire 50,000 shares at a per share exercise price of $15.15. The option vests in three equal annual installments upon completion of each year of employment over the three-year period increased from the grant date. The option will accelerate in full upon (i) any termination of his employment by the Company other than for cause or by reason of death or disability or (ii) a termination for good reason by Mr. Moorehead within 24 months following a change in control. Immediate vesting will also occur upon a change in control of the Company in which the option is not assumed or replaced.

        The Company believes the vesting acceleration of equity awards upon a change in control is appropriate as those awards are designed to serve as the primary vehicle for wealth creation and the accumulation of financial resources for their retirement years, and a change in control event is an appropriate liquidation point for awards intended for such purpose. The Company does not provide the executive officers with any defined benefit pension plan or supplemental executive retirement plan, and the only other opportunities for wealth accumulation and retirement funds is through the limited deferral opportunities provided under the Company's 401(k) savings plan and the non-qualified deferred compensation plan.

        Vesting of 2010 and 2011 Awards.    In 2010 and 2011, we granted 374,000 performance based stock options to our named executive officers that vest in 1/3 increments subject to achieving certain earnings metrics of 6%, 8% or 10% operating income margin as reported in the Company's financial results, adjusted for share-based compensation expense, for four of five consecutive fiscal quarters over the term of the options, provided the executive remains in employment with the Company through the end of the last quarter in which the performance goal is achieved. In August 2012, the Compensation Committee determined that, based on the Company's financial reporting for the last two fiscal quarters of 2011 and the first two fiscal quarters of 2012, the Company had met or exceeded the 10% operating margin level in each fiscal quarter, excluding one-time contract termination costs of $14.75 million, which the Committee determined should be excluded from any vesting determination. Accordingly, all outstanding 2010 and 2011 option grants vested on June 30, 2012.

        Future Grants.    The Compensation Committee expects to make future grants on a discretionary basis. The Compensation Committee does not have any policy or practice of timing awards to the release of the Company's financial reports.

        Executive Officer Perquisites.    In 2012, we provided each of our named executive officers the opportunity to receive up to $2,500 for tuition assistance; however, none of our executive officers elected to receive tuition assistance. These perquisites are not a significant component of our executive compensation program.

        Other Programs.    Our executive officers are eligible to participate in our 401(k) employee savings plan, medical plans and other benefit plans on the same basis as all other regular U.S. employees.

        Deferred Compensation Programs.    The Company has adopted a deferred compensation plan, the SEDP, for its executive officers, certain other selected employees and its non-employee directors to enable them to save for retirement by deferring their income and the associated tax to a future date following termination of employment. Under the SEDP, the named executive officers and other participants have the opportunity to defer compensation to future dates specified by the participant with a return based on investment alternatives selected by the participant. The Company believes that the SEDP is comparable to similar plans offered by its competitors. The amounts deferred under the SEDP for the named executive officers are reported below in the Summary Compensation Table and the Nonqualified Deferred Compensation Table.

        Hedging.    Company policy prohibits executives from entering into hedging transactions (such as put and call options) that would operate to lock-in value of their equity compensation awards at specified levels. Executive officers are also prohibited from pledging the Company's stock or holding such stock in margin accounts. Accordingly, the executive officers bear the full risk of economic loss, like any other shareholder, with respect to their equity holdings.

        Employment Agreements.    We have entered into employment agreements with each of our named executive officers. We believe that the employment agreements with our named executive officers achieve two important goals crucial to our long-term financial success: the long-term retention of our senior executives and their commitment to the attainment of our strategic objectives. We believe the agreements allow our named executive officers to continue to focus their attention on our business operations and strategic plans without undue concern over their own financial situations during periods when substantial disruptions and distractions might otherwise prevail. Upon the cessation of a named executive officer's employment due to termination by the Company without cause or by reason of death or incapacity, the named executive officer will receive continued payment of his or her base and reimbursement for medical insurance coverage for a period of 12 months (or, for Mr. Probert, the end of the 3-year term of his employment agreement, if longer). Mr. Bunker is also entitled to a reimbursement of up to $6,000 of any tax liability incurred by him in the event benefits received pursuant to continued health coverage result in taxable income to Mr. Bunker.

        On January 25, 2012, we entered into an employment agreement with D. Wynne Roberts to serve as our President and Chief Operating Officer. A summary of the material terms of Mr. Roberts' agreement are described more fully below.

        On February 6, 2012, we entered into an employment agreement with Wayne L. Moorehead to serve as our Vice President and Chief Marketing Officer. A summary of the material terms of Mr. Moorehead's agreement are described more fully below.

        The severance payments and benefits for the named executive officers are an important part of employment arrangements designed to retain these named executive officers and provide certainty with respect to the payments and benefits to be provided upon certain termination events.

        In addition, on March 6, 2013, we announced the resignation of Michael Dean as our Chief Executive Officer and Director, effective March 31, 2013, and the appointment of Gregory Probert as the Interim Chief Executive Officer, effective April 1, 2013. In connection with Mr. Dean's resignation, we entered into a consulting agreement and amended his employment agreement, and we also amended Mr. Probert's employment agreement in connection with his appointment. The terms of these agreements are discussed in more detail in the section below entitled "Employment Agreements and Potential Payments upon Termination or Change in Control."

        A summary of the material terms of the officer employment agreements, together with a quantification of the severance benefits payable under those agreements to each of the executive officers named in the Summary Compensation Table may be found in the section below entitled "Employment Agreements and Potential Payments upon Termination or Change in Control."

        Compliance with Internal Revenue Code Section 162(m).    Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their named executive officers to the extent such compensation exceeds $1.0 million per covered officer in any year. The limitation applies only to compensation that is not considered to be performance-based under the terms of Section 162(m). We attempt to structure our compensation arrangements to achieve deductibility under Section 162(m), unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The compensation paid to our named executive officers for 2012 did not exceed the $1.0 million limit per officer. However, as we continue to increase salaries and bonuses for our named executive officers, together with the amounts recognized from equity awards, it is possible that the non-performance-based compensation payable to our named executive officers will exceed the $1.0 million limit in one or more future years. We believe that in establishing the cash and equity incentive compensation programs for our named executive officers, the potential deductibility of the compensation payable under those programs should be only one of a number of relevant factors taken into consideration, and not the sole governing factor. For that reason, we may deem it appropriate to provide one or more named executive officers with the opportunity to earn incentive compensation, whether through cash bonus programs tied to our financial performance or through equity awards, which together with base salary in the aggregate may be in excess of the amount deductible by reason of Section 162(m) or other provisions of the Internal Revenue Code. We believe it is important to maintain cash and equity incentive compensation at the levels needed to attract and retain the named executive officers essential to our success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis disclosure with management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by:
Mark R. Genender
Jeffrey D. Watkins
Robert B. Mercer

        Compensation Committee Interlocks and Insider Participation.    No member of the Compensation Committee at any time during 2011 was an officer or employee of the Company. None of our executive officers, with the exception of Mr. Dean and Mr. Probert, as noted above, at any time during 2012 served on the Board of Directors or Compensation Committee of any entity that had one or more executive officers serving as a member of our Board or our Compensation Committee.

Risk Assessment of Compensation Program

        The Company's compensation programs are designed to maintain an appropriate balance between incentives for long-term and short-term performances by utilizing a combination of compensation components, including base salary, annual cash bonus awards, and long-term equity awards. Although not all employees in the organization have compensation comprised of all three of these components, our compensation programs are generally structured so that any cash bonus awards based on short-term performances are not likely to constitute the predominant element of an employee's total compensation package and that other components will serve to balance the package. For this reason, the Company does not believe that its use of any cash bonus awards based upon short-term performance is reasonably likely to encourage excessive risk-taking by the participants in those compensation programs.

        In addition, a significant portion of the compensation provided to named executive officers and other senior officers is in the form of long-term equity awards that are tied to the value of our common stock: as the stock price appreciates, the amount of compensation increases. Accordingly, these awards further align the interests of management with those of the Company's shareholders. As described previously, the vesting of equity awards granted in 2010 and 2011 to our named executive officers is subject to the attainment of certain performance goals, with such attainment to occur at any time over the 10 year term of the awards. The performance goals are tied to targeted levels of our operating margins and are intended to create and sustain long term performance, thereby creating shareholder value. The long period of time in which the performance goals triggering vesting may be achieved discourages unnecessary or excessive risk taking because the ultimate value of the awards is tied to the Company's stock price.

Executive Compensation

        The following table sets forth a summary, for the years ended December 31, 2012, 2011 and 2010, of the compensation of the principal executive officer, the principal financial officer and the three most highly compensated executive officers of the Company (not including the principal executive officer and the principal financial officer) whose total compensation for the 2012 fiscal year was in excess of $100,000 and who were serving as executive officers at the end of 2012. The listed individuals shall be hereinafter referred to as the "named executive officers." No other executive officers who would have otherwise been includable in such table on the basis of total compensation for 2012 have been excluded by reason of their termination of employment or change in executive status during that year.

 Summary Compensation Table

Name & Principal Position	Year	Salary ($)(1)	Bonus ($)(4)	Option Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
(a)	(b)	(c)	(d)	(e)	f)	(g)
Michael D. Dean,	2012	460,231	211,500	722,000	8,373	1,402,104
Chief Executive Officer*	2011	400,000	400,000	603,000	8,044	1,411,044
	2010	324,615	200,000	698,000	68,201	1,290,816
Stephen M. Bunker,	2012	261,719	89,438	252,700	7,951	611,808
EVP, CFO & Treasurer	2011	239,000	195,263	120,600	7,710	562,573
	2010	239,000	80,000	216,920	13,832	549,752
D. Wynne Roberts,	2012	293,870	195,000	1,054,350	3,341	1,546,561
President & Chief Operating Officer	2011	—	—	—	—	—
	2010	—	—	—	—	—
Gregory L. Probert,	2012	240,000	108,000	361,000	6,250	715,250
Executive Chairman*	2011	131,077	140,000	1,530,000	3,046	1,804,123
	2010	—	—	—	—	—
Wayne L. Moorehead,	2012	203,218	113,880	361,000	5,603	683,701
VP & Chief Marketing Officer	2011	—	—	—	—	—
	2010	—	—	—	—	—

*
On March 6, 2013, we announced the resignation of Mr. Dean as Chief Executive Officer and Director of the Company, effective March 31, 2013, and the appointment of Mr. Probert as the Interim Chief Executive Officer, effective April 1, 2013.

(1)
Amounts for 2012 include amounts that were deferred from the executive salaries into the 401(k) plan for 2011, as follows: Mr. Dean—$16,254; Mr. Bunker—$21,343; Mr. Roberts—$0; Mr. Probert—$12,250; and Mr. Moorehead—$9,707.

(2)
Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. See Note 11 to the Notes to Consolidated Financial Statements set forth in Item 8 of the 2012 Annual Report filed on Form 10-K filed with the SEC on March 6, 2013 for a description of the assumptions used in calculating such fair value. For this purpose, the estimate of forfeitures relating to vesting conditions is disregarded. The option awards include both time-based stock options and performance-based stock options. With respect to the performance-based stock options, the aggregate grant date fair value is based on the probable outcome of the attainment of the performance goals. For this purpose, the probable outcome of the attainment of the performance goals is full attainment.

(3)
"All Other Compensation" includes the following amounts paid by the Company for the fiscal year ended December 31, 2012. The amounts disclosed are the actual costs to the Company of providing these benefits.

(4)
For a detailed discussion of bonus payments made in 2012 under the Company's cash bonus program, see the section above entitled "Compensation Discussion and Analysis—Cash bonus."

Name	401(k) Plan Company Contribution ($)	Life Insurance Premium($)	Disability Insurance Premium ($)	Total ($)
Michael D. Dean	6,250	1,583	540	8,373
Stephen Bunker	6,250	1,341	360	7,951
D. Wynne Roberts	—	2,801	540	3,341
Gregory L. Probert	6,250	—	—	6,250
Wayne L. Moorehead	4,854	389	360	5,603

Grants of Plan-Based Awards in Fiscal Year 2012

        The following table provides certain summary information concerning each grant of an award made to named executive officers in 2012 under a compensation plan.

										Aggregate Grant Date Fair Value of Stock Option Awards ($)(4)
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Exercise or Base Price of Option Awards ($/Sh)
Name	Grant Date		Threshold (#)	Target (#)	Maximum (#)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)					(c)	(d)	(e)	(h)	(i)
Michael D. Dean	3/1/2012	(1)	—	—	—	18,750	75,000	—	14.52	541,500
Michael D. Dean	3/1/2012	(2)	—	—	—	7,750	25,000	—	14.52	180,500
Michael D. Dean		(5)	152,750	305,500	611,000	—	—	—	—	—
Stephen M. Bunker	3/1/2012	(1)	—	—	—	6,563	26,250	—	14.52	189,525
Stephen M. Bunker	3/1/2012	(2)	—	—	—	2,713	8,750	—	14.52	63,175
Stephen M. Bunker		(5)	55,981	111,963	223,925	—	—	—	—	—
D. Wynne Roberts	2/6/2012	(3)	—	—	—	45,000	135,000	—	15.85	1,054,350
D. Wynne Roberts		(5)	79,219	158,438	316,875	—	—	—	—	—
Gregory L. Probert	3/1/2012	(1)	—	—	—	9,375	37,500	—	14.52	270,750
Gregory L. Probert	3/1/2012	(2)	—	—	—	3,875	12,500	—	14.52	90,250
Gregory L. Probert		(5)	78,000	156,000	312,000	—	—	—	—	—
Wayne L. Moorehead	2/28/2012	(4)	—	—	—	16,667	50,000	—	15.15	361,000
Wayne L. Moorehead		(5)	40,300	80,600	161,200	—	—	—	—	—

(1)
Option grant vests in four equal annual installments over each year of service measured from March 1, 2012, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company. Mr. Dean's time-vesting options were accelerated in connection with his resignation effective March 31, 2013. See section below entitled "Employment Agreements and Potential Payments upon Termination or Change in Control."

(2)
Option grant vests as follows upon achievement of cumulative annual net sales revenue growth ("CAGR") over a rolling two-year period commencing January 1, 2014, subject to the Company maintaining at least an 8.0% operating income margin during the applicable period, provided the executive remains in employment with the Company through the end of the last quarter in which the performance goal is achieved.

CAGR	% Vested
5%	31%
7.5%	69%
9.2%	95%
10.0%	100%

  These options are also subject to accelerated vesting upon a change of control of the Company or termination of the executive's employment by reason of death or disability.

(3)
Option grant vests in three equal annual installments over each year of service measured from February 6, 2012, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(4)
Option grant vests in three equal annual installments over each year of service measured from February 28, 2012, subject to the executive's continued employment with the Company. Amounts reflect the aggregate grant date fair value of the option grant made in each applicable fiscal year, in each instance calculated in accordance with FASB ASC Topic 718. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(5)
Reflects potential payouts under the 2012 fiscal year incentive bonus program. 65% of each named executive officer's target bonus was tied to attainment of specified revenue and operating income goals. The actual 2012 revenue and operating income did not meet the threshold levels required for payment and accordingly no bonus payments were made to any named executive officer with respect to that portion of such individual's bonus tied to company performance.

Outstanding Equity Awards at Fiscal Year-End

        The following table provides certain summary information concerning outstanding equity awards held by the named executive officers as of December 31, 2012.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date
(a)	(b)	(c)	(d)	(e)	(f)
Michael D. Dean	25,000	—	—	5.35	9/24/2019	(1)
	100,000	50,000	—	8.51	3/21/2020	(2)
	50,000	—	—	8.51	3/21/2020	(3)
	150,000	—	—	8.88	1/3/2021	(3)
	—	75,000	—	14.52	3/1/2022	(4)
	—	—	25,000	14.52	3/1/2022	(5)
TOTAL	325,000	125,000	25,000
Stephen M. Bunker	15,000	—	—	5.35	9/24/2019	(6)
	44,000	—	—	11.37	5/10/2020	(3)
	30,000	—	—	8.88	1/3/2021	(3)
	—	26,250	—	14.52	3/1/2022	(4)
	—	—	8,750	14.52	3/1/2022	(5)
TOTAL	89,000	26,250	8,750
D. Wynne Roberts	—	135,000	—	15.85	2/6/2022	(7)
TOTAL	—	135,000	—
Gregory L. Probert	100,000	—	—	15.05	6/16/2021	(8)
	33,333	66,667	—	15.05	6/16/2021	(9)
	—	37,500	—	14.52	3/1/2022	(4)
	—	—	12,500	14.52	3/1/2022	(5)
TOTAL	133,333	104,167	12,500
Wayne L. Moorehead	—	50,000	—	15.15	2/28/2012	(10)
TOTAL	—	50,000	—

(1)
Options vested in full on November 6, 2009, following shareholder approval of the 2009 Stock Incentive Plan.

(2)
Option vests in three equal annual installments over each year of service measured from March 12, 2010, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(3)
Option grant vested in three equal installments upon the achievement of 6.0%, 8.0% or 10.0% operating income margins as reported, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters. The Company's operating margin for the four fiscal quarters in 2011 exceeded 8.0% and accordingly, the options subject to vesting based upon the achievement of the 6.0% and 8.0% operating income margins vested as of December 31, 2011, which was certified by the Company's Compensation Committee on March 1, 2012 prior to the issuance of the Company's 2011 Annual Report on Form 10-K. The Company's operating margin for the last two fiscal quarters in 2011 and first two fiscal quarters in 2012 exceeded 10% and accordingly, the options subject to vesting based upon the achievement of the 10% operating income margin vested as of June 30, 2012, which was certified by the Company's Compensation Committee on August 1, 2012 prior to the issuance of the Company's Q2-2012 Quarterly Report on Form 10-Q.

(4)
Option vests in four equal annual installments over each year of service measured from March 1, 2012, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting in full upon termination by reason of death or disability, certain terminations following a change of control of the Company, or upon an involuntary termination without cause of the executive by the Company. The option will vest with respect to the additional shares in which the executive would have vested had the executive remained employed for an additional period of 12 months.

(5)
Option grant vests based upon the achievement of between 5.0% and 10.0% cumulative annual net sales revenue growth over a rolling two year period commencing January 1, 2014, subject to the Company maintaining at least an 8.0% operating income margin during the applicable period. The options held by our named executive officers are subject to accelerated vesting upon a change of control of the Company or termination of the executive's employment by reason of death or disability.

(6)
Options vested in full on September 1, 2012.

(7)
Option vests in three equal annual installments over each year of service measured from February 6, 2012, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(8)
Option grant vested in three equal installments upon the achievement of 6.0%, 8.0% or 10.0% operating income margins as reported, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters beginning July 1, 2011. The Company's operating margin for the last two fiscal quarters in 2011 and first two fiscal quarters in 2012 exceeded 10.0% and accordingly, the options subject to vesting based upon the achievement of the 6.0%, 8.0% and 10.0% operating income margin vested as of June 30, 2012, which was certified by the Company's Compensation Committee on August 1, 2012 prior to the issuance of the Company's Q2-2012 Quarterly Report on Form 10-Q.

(9)
Option vests in three equal annual installments over each year of service measured from June 16, 2011, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

(10)
Option vests in three equal annual installments over each year of service measured from February 28, 2012, subject to the executive's continued employment with the Company. These options are also subject to accelerated vesting upon a change of control of the Company or involuntary termination without cause of the executive by the Company.

Option Exercises

        The following table sets forth information with respect to Common Shares acquired upon the exercise of stock options by the named executive officers as of December 31, 2012.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Stephen M. Bunker	20,000	92,968

 Pension Benefits

        The Company does not have a pension plan in which the named executive officers can participate to receive payments or other benefits at, following, or in connection with retirement.

Employment Agreements and Potential Payments Upon a Change in Control

        The Company has employment agreements in place with each of its named executive officers. Among other things, these employment agreements set minimum annual base salaries for each named executive officer and also establish that each named executive officer is eligible to participate in the Company's executive bonus program. Payment of any bonus will be at the sole discretion of the Compensation Committee. The following table includes the minimum annual base salary pursuant to the terms of their respective employment agreements and their base salaries as of December 31, 2011, as established by the Compensation Committee in accordance with the terms of their respective employment agreements:

Name	Minimum Annual Base Salary ($)	Base Salary as of December 31, 2012 ($)
Michael D. Dean	400,000	470,000
Stephen M. Bunker	200,360	265,000
D. Wynne Roberts	325,000	325,000
Gregory L. Probert	240,000	240,000
Wayne L. Moorehead	240,000	240,000

        Pursuant to the terms of the employment agreement for each of our named executive officers (other than Mr. Dean and Mr. Probert, whose agreements are described below), each named executive officer is eligible to receive certain termination benefits. The employment agreements for our named executive officers (other than Mr. Probert) provide that in the event the named executive officer is terminated by the Company without cause or in the event the named executive officer's employment ceases due to death or incapacity, he will be entitled to receive a severance payment equal to his annual base salary for the year of termination payable in 12 equal monthly installments and continued medical insurance coverage for 12 months, together with a reimbursement of up to $6,000 of any tax liability incurred by the executive in the event benefits received pursuant to such continued coverage result in taxable income to the executive. Pursuant to the terms of their employment agreements, for a period of one year after the cessation of the named executive officer's employment, the named executive officer will be subject to certain non-compete and non-solicitation covenants.

Chief Executive Officer Employment Agreement and Consulting Agreement

        On March 12, 2010, we entered into an employment agreement with Michael Dean who initially served as our President and Chief Executive Officer Elect and became our President and Chief Executive Officer on July 1, 2010. His agreement provides a minimum base salary of $400,000, which is subject to at least an annual review by the Compensation Committee of the Board of Directors and a discretionary bonus for each calendar year of up to one hundred percent (100%) of his base salary. In addition, Mr. Dean is eligible to participate in the Company's cash bonus, option grants, and other performance-based incentives. Upon the cessation of his employment due to termination by the Company without cause or by him for good reason, or by reason of his death or incapacity, he will receive continued payment of his base salary and medical insurance coverage for a period of 12 months. Pursuant to Mr. Dean's employment agreement, "good reason" occurs when (i) without Mr. Dean's express written consent, there is a material breach by the Company of any material contractual obligation to Mr. Dean under the terms of his employment agreement or Mr. Dean's duties or responsibilities, as set forth in the agreement, are materially diminished; (ii) Mr. Dean provides written notice of such breach or diminution to the Company within thirty (30) days of his knowledge of the occurrence of the breach or diminution; (iii) the Company fails to cure the breach or diminution within thirty (30) days after receipt of such notice; and (iv) Mr. Dean terminates his employment with the Company within thirty (30) days following the expiration of such cure period.

        Pursuant to the terms of his employment agreement, on March 12, 2010, Mr. Dean was also granted two options under the 2009 Plan as follows: an option to purchase 150,000 shares of Common Stock of the Company, which vests in three equal annual installments over each year of service measured from March 12, 2010, and an option to purchase 50,000 shares of Common Stock of the Company, which vests in three equal installments upon the achievement of 6%, 8% and 10% operating income margins as reported, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters over the term of the option, provided Mr. Dean remains in employment with the Company through the end of the last quarter in which the performance goal is achieved. The options are subject to accelerated vesting upon a change in control or upon Mr. Dean's involuntary termination other than for cause. The Company's operating margin for the last two fiscal quarters in 2011 and first two fiscal quarters in 2012 exceeded 10.0% and, accordingly, the options subject to vesting based upon the achievement of the 6.0%, 8.0% and 10.0% operating income margin vested as of June 30, 2012, which was certified by the Company's Compensation Committee on August 1, 2012 prior to the issuance of the Company's Q2-2012 Quarterly Report on Form 10-Q. Each option granted to Mr. Dean has a term of ten years.

        On March 6, 2013, we announced the resignation of Mr. Dean as the Chief Executive Officer and Director of the Company, effective March 31, 2013. In connection with the resignation, we entered into an amendment to his employment agreement (the "Amended Employment Agreement"), which modifies certain terms relating to Mr. Dean's severance benefits, including the following:

  •
  extending the restricted period during which Mr. Dean shall comply with the non-compete covenants from 12 months to 24 months and modifying the definition of "Competing Business" in the non-compete covenants;

  •
  extending the post-termination exercise period of Mr. Dean's stock options (except for the performance-based portion of such options) to 24 months;

  •
  accelerated vesting of the remaining unvested time-based stock options previously granted to Mr. Dean (covering a total of 37,500 shares);

  •
  payment by the Company of life insurance premiums and COBRA for a period of 18 months after the resignation; and

  •
  providing for reimbursement of transition costs in an amount not to exceed $50,000, relocation costs of up to $15,000 and realtor fees of up to $40,000.

        Furthermore, Mr. Dean's original employment agreement provides for a cash severance payment equal to his annual base salary if Mr. Dean is terminated without cause. The Amended Employment Agreement amends this provision, pursuant to which the Company will pay Mr. Dean a cash severance payment of $470,000, payable in twelve (12) equal monthly installments with the first installment to be made on April 15, 2014 and the last installment to be made on March 15, 2015 (the "Severance Payment").

        In addition, in connection with his resignation, we and Mr. Dean agreed to enter into a consulting agreement dated as April 1, 2013 (the "Consulting Agreement"). Pursuant to the Consulting Agreement, Mr. Dean agrees to provide certain services to the Company as and when reasonably requested by the Company's new Chief Executive Officer. In exchange for the agreement to provide such services and the execution of a general release as required under his employment agreement, the Company agrees to pay Mr. Dean a fee equal to $470,000 for the period from April 1, 2013 to March 15, 2014, payable on a monthly basis in 12 equal installments. Mr. Dean also agrees to comply with certain non-competition covenants under the Consulting Agreement. In the event of a "change of control" as defined in the Amended Employment Agreement, the Consulting Agreement will terminate and the Company will be required to pay Mr. Dean the remaining balance of the Severance Payment and any unpaid fees under the Consulting Agreement.

Mr. Probert's Employment Agreement

        On June 16, 2011, we entered into an employment agreement with Mr. Probert, who serves as the Company's Executive Chairman and as a member of the Board of Directors. His agreement provides for a minimum base salary of $240,000 which is subject to at least an annual review by the Compensation Committee and a target bonus of 100% of his base salary. The agreement has a term of three years and provides that in the event of his employment being terminated by the Company without cause, or by him for "good reason", or by reason of death or disability, he will be entitled to receive a severance payment equal to his base salary throughout the then remaining term of his employment agreement or to his base salary for 12 months from and after such termination payable in 12 equal monthly installments, whichever is greater. Pursuant to Mr. Probert's employment agreement, "good reason" occurs when (i) without Mr. Probert's express written consent, (a) there is a material breach by the Company of any material contractual obligation to Mr. Probert under the terms of his employment agreement, (b) Mr. Probert's title or position is changed to one of lesser stature and materially less authorities, duties or responsibilities; (c) he is required to report to an office or governing body lower than the Board of Directors (in his role as a member of the Board) or the chief executive officer (in his executive role) or (d) he is no longer serving as a member of the Board of Directors for any reason other than his resignation or removal for cause, (ii) Mr. Probert provides written notice of such breach or diminution to the Company within sixty (60) days of his knowledge of the occurrence of the event giving rise to good reason; (iii) the Company fails to cure the breach or diminution within thirty (30) days after receipt of such notice; and (iv) Mr. Probert terminates his employment with the Company within thirty (30) days following the expiration of such cure period. In the event that any severance payments or benefits in connection with a change in control result in an excise tax under Section 280G of the Internal Revenue Code, the payments and benefits will be subject to reduction so as to maximize his net after tax benefit after taking into account all taxes (including any such excise tax).

        Pursuant to the terms of his employment agreement, on June 16, 2011, Mr. Probert was also granted two options under the 2009 Plan as follows: an option to purchase 100,000 shares of Common Stock of the Company, which vests in three equal annual installments over each year of service measured from June 16, 2011, and an option to purchase 100,000 shares of Common Stock of the Company, which vests in three equal installments upon the achievement of 6%, 8% and 10% operating income margins as reported, adjusted for stock-based compensation expense, during four of five consecutive fiscal quarters over the term of the option, provided Mr. Probert remains in employment with the Company through the end of the last quarter in which the performance goal is achieved. The options are subject to accelerated vesting upon a change in control or upon Mr. Probert's involuntary termination by the Company other than for cause or by him for good reason. Each option granted to Mr. Probert has a term of ten years.

        On March 6, 2013, the Board of Directors appointed Mr. Probert as the Interim Chief Executive Officer effective April 1, 2013. In connection with the appointment, we amended Mr. Probert's employment agreement to provide, among other things, an annual base salary of $525,000 and the grant of options to purchase 25,000 shares of common stock with an exercise price equal to the closing price on April 1, 2013, the effective date of the amendment. Such options become fully vested and exercisable on the one-year anniversary of the effective date, provided that Mr. Probert continues his employment through such date. Mr. Probert is also eligible to receive options in 2013 to purchase 100,000 shares of common stock on the same terms and conditions as those offered to other executive employees of the Company. The amendment also clarifies that the relinquishment of Mr. Probert's position as the Interim Chief Executive Officer will not constitute a termination by the Company or ground for termination for "good reason" as long as he retains his position as the Executive Chairman.

Mr. Roberts' Employment Agreement

        On January 25, 2012, we entered into an employment agreement with Mr. Roberts, who serves as the Company's President and Chief Operating Officer. His agreement provides for a minimum base salary of $325,000, which is subject to at least an annual review by the Compensation Committee of the Board of Directors and a discretionary bonus for each calendar year. In addition, Mr. Roberts is eligible to participate in the Company's cash bonus, option grants, and other performance-based incentives. Upon the cessation of his employment due to termination by the Company without cause or by reason of his death or incapacity, he will receive continued payment of his base salary and medical insurance coverage for a period of 12 months.

        Pursuant to the terms of his employment agreement, on February 6, 2012, Mr. Roberts was also granted options under the 2009 Plan to purchase 135,000 shares of Common Stock of the Company, which vests in three equal annual installments over each year of service measured from February 6, 2012. The options are subject to accelerated vesting upon a change in control or upon Mr. Roberts' involuntary termination other than for cause.

Mr. Moorehead's Employment Agreement

        On February 6, 2012, we entered into an employment agreement with Mr. Moorehead, who serves as the Company's Vice President and Chief Marketing Officer. His agreement provides for a minimum base salary of $240,000, which is subject to at least an annual review by the Compensation Committee of the Board of Directors and a discretionary bonus for each calendar year. In addition, Mr. Moorehead is eligible to participate in the Company's cash bonus, option grants, and other performance-based incentives. Upon the cessation of his employment due to termination by the Company without cause or by reason of his death or incapacity, he will receive continued payment of his base salary and medical insurance coverage for a period of 12 months.

        Pursuant to the terms of his employment agreement, on February 28, 2012, Mr. Moorehead was also granted options under the 2009 Plan to purchase 50,000 shares of Common Stock of the Company, which vests in three equal annual installments over each year of service measured from February 28, 2012. The options are subject to accelerated vesting upon a change in control or upon Mr. Moorehead's involuntary termination other than for cause.

  Equity Awards

        Each outstanding option held by our named executive officers will accelerate in full upon (i) any termination of executive's employment by the Company other than for cause or by reason of death or disability or (ii) a termination for good reason by the executive within 24 months following a change in control. Immediate vesting will also occur upon a change in control of the Company in which the option is not assumed or replaced. A change in control generally includes: (i) acquisition of more than fifty percent (50%) of the Company's voting stock by any person or group of related persons; (ii) consummation of a merger or consolidation as a result of which less than 50% of the outstanding voting securities are owned by stockholders of the Company immediately prior to such reorganization, (iii) consummation of a sale of all or substantially all of the Company's assets, (iv) a change in the composition of the Board such that a majority of the directors who are currently on the Board, together with those subsequently nominated by such directors, no longer constitute a majority of the Board.

 Potential Payments upon Termination

        The following table sets forth the estimated payments and benefits that would have been payable to all of the named executive officers under their agreements in the termination circumstances as described above had their employment terminated on December 31, 2012. All cash payments are assumed to be made in a lump sum and would be paid by the Company. The amounts set forth in this table represent estimates and forward-looking information that is subject to substantial variation, based on the timing of the triggering event. The Company cautions the reader to consider these limitations in reviewing the following table.

	Mr. Dean	Mr. Bunker	Mr. Roberts	Mr. Probert	Mr. Moorehead
Salary severance	$470,000	$265,000	$325,000	$586,000	$240,000
Continued Medical Insurance Coverage	8,100	8,100	8,100	—	8,100
Value of Accelerated Vesting(1)	298,500	—	—	—	—
Other Benefits(2)	—	6,000	—	—	—

TOTAL	$776,600	$279,100	$333,100	$586,000	$253,100

(1)
Represents the intrinsic value of accelerated vesting of all outstanding options based on $14.48 closing price per share of Common Stock on December 31, 2012.

(2)
Represents reimbursement of up to $6,000 of any tax liability incurred by the named executive officer in the event benefits received pursuant to continued medical insurance coverage result in taxable income to the named executive officer.

Potential Payment upon a Change in Control (No Termination of Employment)

        The following outstanding equity awards held by each named executive officer will vest in full upon a change in control transaction.

	Mr. Dean	Mr. Bunker	Mr. Roberts	Mr. Probert	Mr. Moorehead
Value of Accelerated Vesting(1)	298,500	—	—	—	—

(1)
Represents the intrinsic value of the accelerated vesting of all of the named executive officer's stock options based on the $14.48 closing price per share of the Company's Common Stock on December 31, 2012.

 Equity Compensation Plans

        The following table contains information regarding the Company's equity compensation plans as of December 31, 2012:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders(1)	1,781,184	$11.81	1,063,394
Equity compensation plans not approved by security holders(2)	2,500	11.85	—

Total	1,783,684	$11.81	1,063,394

(1)
Consists of three plans: The Nature's Sunshine Products, Inc. 2012 Stock Incentive Plan (the "2012 Incentive Plan"), The Nature's Sunshine Products, Inc. 2009 Stock Incentive Plan (the "2009 Incentive Plan") and the Nature's Sunshine Products, Inc. 1995 Stock Option Plan (the "1995 Option Plan"). The 2009 Incentive Plan was approved by shareholders on November 6, 2009.

(2)
During the year ended December 31, 2007, the Company issued nonqualified options to purchase shares of common stock outside of any shareholder approved stock incentive plan. These option grants were subsequently approved by the shareholders.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        The Board's Audit Committee is responsible for review, approval, or ratification of "related-party transactions" as defined under applicable SEC rules that involve the Company or its subsidiaries. We have adopted written policies and procedures that apply to any transaction or series of transactions in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related party has a direct or indirect material interest. If the Audit Committee determines a related party has a material interest in a transaction, the Audit Committee may approve, ratify, rescind, or take other action with respect to the transaction in its discretion.

        Eugene L. Hughes, a former member of our Board of Directors, retired as an employee of the Company effective as of December 22, 2008. The Company and Mr. Hughes entered into a Retirement and Consulting Agreement, dated as of December 9, 2008, pursuant to which Mr. Hughes provides consulting services to the Company for an initial term of eight years following his retirement. In exchange for such consulting services, Mr. Hughes will receive (i) annual compensation of $215,000 for the first two years of service, (ii) annual compensation of $100,000 for the remainder of the initial term, (iii) annual compensation of $50,000 for each year in which he provides services after the initial term, and (iv) certain medical and life insurance benefits.

        Kristine F. Hughes, the Vice Chairperson of our Board of Directors, is the spouse of Mr. Hughes, who is an emeritus member of our Board of Directors.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as "householding," potentially means extra convenience for shareholders and cost savings for companies.

        This year, a number of brokers with account holders who are our shareholders will be "householding" the proxy materials. A single proxy statement will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement and annual report, you may (i) notify your broker, (ii) direct your written request to our Corporate Secretary at our principal executive offices at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, or (3) contact Nature's Sunshine directly at (801) 341-7900. Shareholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request at the address or telephone number above, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of these materials was delivered.

OTHER MATTERS

        The Board of Directors knows of no other business that will be presented at the Annual Meeting. If any other business is properly brought before the Annual Meeting, it is intended that the proxies in the enclosed form will be voted in accordance with the judgment of the person voting the proxies.

  Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented and voted at the meeting regardless of the number of shares you may hold. Therefore, I urge you to vote as promptly as possible. You may vote your shares by visiting the website http://www.voteproxy.com. To limit printing and other expenses for the Company and its shareholders, shareholders will not receive a printed copy of the proxy materials unless they have previously made a permanent election to receive these materials in printed form. Timely voting will ensure your representation at the Annual Meeting. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy.

By Order of the Board of Directors
/s/ JAMON A. JARVIS Jamon A. Jarvis
Lehi, Utah March 29, 2013	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

NATURE'S SUNSHINE PRODUCTS, INC.

PROXY OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 8, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, hereby revokes all previous proxies and appoints Michael D. Dean and Stephen M. Bunker, or either of them, the proxy of the undersigned, with full power of substitution, to vote all shares of common stock of Nature's Sunshine Products, Inc. that the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of Shareholders of Nature's Sunshine Products, Inc. to be held on May 8, 2013, at 10:00 AM Mountain Daylight Time, at our principal executive offices located at 2500 West Executive Parkway, Suite 100, Lehi, Utah 84043, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could have if personally present thereat.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, "FOR" PROPOSALS ONE, TWO, THREE, FIVE AND SIX. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK, AS SHOWN HERE: ☒.

1.
Proposal One.    Approve amendments to the Articles of Incorporation to phase out the classified Board of Directors.

☐ FOR	☐ AGAINST	☐ ABSTAIN
2.
Proposal Two.    Approve amendments to the Articles of Incorporation to eliminate the supermajority voting requirement with respect to the removal of directors and replace it with a majority voting standard.

☐ FOR	☐ AGAINST	☐ ABSTAIN
3.
Proposal Three.    Approve amendments to the Articles of Incorporation to eliminate the supermajority voting requirement with respect to amendments to Article VI of the current Articles of Incorporation relating to the classified board, director removal and other director matters, and replace it with a majority voting standard.

☐ FOR	☐ AGAINST	☐ ABSTAIN
4.
Proposal Four.    Election of Class I Directors (Term to Expire at the 2014 Annual Meeting)

☐ FOR all nominees	Nominees:	☐ Willem Mesdag
☐ Jeffrey D. Watkins
☐ WITHHOLD AUTHORITY to vote for all nominees
☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:    To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and mark the box next to each nominee you wish to withhold, as shown here: ☒

5.
Proposal Five.    Ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2013.

☐ FOR	☐ AGAINST	☐ ABSTAIN
6.
Proposal Six.    An advisory resolution to approve the compensation of the named executive officers.

☐ FOR	☐ AGAINST	☐ ABSTAIN

         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ABOVE. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED IN FAVOR OF ELECTING THE THREE NOMINEES NOTED HEREON TO THE BOARD OF DIRECTORS, FOR PROPOSALS TWO, THREE AND FOUR. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

 PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Signature of Shareholder	Signature of Shareholder
Date	Date

NOTE:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.